As filed with the Securities and Exchange Commission on June 16, 2011

Registration No.  333-174338

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

________________

Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
KEYSTONE CONSOLIDATED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3315	37-0364250
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)
________________

5430 LBJ Freeway, Suite 1740 Three Lincoln Centre Dallas, Texas 75240 (972) 458-0028
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________

Bert E. Downing, Jr. Vice President and Chief Financial Officer 5430 LBJ Freeway, Suite 1740 Three Lincoln Centre Dallas, Texas 75240 (972) 458-0028
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

Copies to:

J. Mark Hollingsworth, Esq.	Neel Lemon
Keystone Consolidated Industries, Inc.	Baker Botts L.L.P.
5430 LBJ Freeway, Suite 1740	2001 Ross Avenue
Three Lincoln Centre	Dallas, Texas 75201
Dallas, Texas 75240	(214) 953-6500
(972) 450-4251
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer                                                     ☐                                                                                             Accelerated filer                                           ☐
Non-accelerated filer                                                      ☒  (Do not check if a smaller reporting company)             Smaller reporting company                       ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	751,389	$[•]	$7,513,890 (2)	$872.36 (4)
Subscription Rights to purchase Common Stock	(3)	N/A	N/A	$0 (5)

(1)
This registration statement relates to (a) the subscription rights to purchase our common stock, par value $0.01 per share, and (b) shares of our common stock deliverable upon the exercise of the subscription rights.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Evidencing the rights to subscribe for 751,389 shares of common stock, par value $0.01 per share.
(4)	Previously paid with the initial filing of this registration statement
(5)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2011

PROSPECTUS

KEYSTONE CONSOLIDATED INDUSTRIES, INC.
Subscription Rights to Purchase up to
3,025,483 Shares of Common Stock
at
$[•] per share
_______________

We are distributing, at no charge, to holders of record of our common stock, an aggregate of 12,101,932 non-transferable subscription rights to purchase an aggregate of up to 3,025,483 shares of our common stock for an aggregate subscription price of $[•].  We refer to this offering as the subscription rights offering.

In this subscription rights offering, you will receive one subscription right for each share of our common stock you hold of record at 5:00 p.m., New York City time, on [•], 2011, the record date.

Each whole subscription right will entitle you, as a holder of record of our common stock, to purchase 0.25 shares of our common stock at a subscription price of $[•] per share, which we refer to as the basic subscription right.  The per share subscription price was determined by our board of directors, and represents a premium of [•]% to the last reported sales price of our common stock on the Over-The-Counter QB, or OTCQB, on May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering.  Accordingly, unless our common stock trades at prices at or above the subscription price as of the expiration date of the subscription rights offering, if you choose to exercise your subscription rights, you would be paying a premium to purchase our common stock.

We will not issue fractional shares of common stock in the subscription rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole share a holder would otherwise be entitled to purchase.  Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available, which we refer to as the over-subscription privilege.

The subscription rights will expire and will be void and worthless if they are not exercised by 5:00 p.m., New York City time, on [•], 2011, unless we extend the subscription rights offering period.  We do not anticipate extending the expiration date.  You may revoke your exercise of your subscription rights at any time prior to the expiration of the subscription rights offering.

We may terminate or cancel the subscription rights offering at any time prior to its expiration.  If the subscription rights offering is terminated, then we will return your subscription price payment, but without any payment of interest.

Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of our holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.

We are currently controlled by Contran.  Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of the outstanding shares.  Contran has agreed to purchase 2,274,094 shares of our common stock in the subscription rights offering pursuant to its basic subscription rights.  Subject to the availability of shares, Contran has also agreed to exercise its over-subscription privilege to the fullest extent possible, which means that even if no stockholders other than Contran exercise their subscription rights, the subscription rights offering will nonetheless be fully subscribed.  The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

Contran has further agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.  In return for such commitment of Contran that ensures the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

We have hired First Southwest Company, a registered broker dealer, to assist us on a best efforts basis with respect to the offer and sale of our shares of common stock in the subscription rights offering to holders of record of our common stock who reside in the State of Arizona.  Except for the foregoing, the shares of our common stock in the subscription rights offering are being offered directly by us without the services of an underwriter or selling agent.  It is expected that delivery of our common stock will be made as soon as practicable after the completion of the subscription rights offering.

The subscription rights may not be transferred or sold.  Shares of our common stock are quoted on the OTCQB under the symbol “KYCN.”  The last reported sales price of our common stock on the OTCQB on June 15, 2011, was $8.75 .  We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your subscription rights.

You should carefully consider whether to exercise your subscription rights before the expiration of the subscription rights offering.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  As a result of the terms of this subscription rights offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their basic subscription rights.  See “Risk Factors—If you do not exercise your basic subscription rights in full, then your percentage ownership and voting rights will decrease” in this prospectus for more information.

Exercising the subscription rights and investing in our common stock involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page [•] of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your subscription rights.

	Per Share	Aggregate
Subscription Price	$ [•]	$ [•] (1)
Estimated Expenses (2)	[•]	[•]
Net Proceeds to Us	$ [•]	$ [•] (3)
_______________
(1)
Assumes the subscription rights offering is fully subscribed.  As more fully described in this prospectus, Contran has agreed to purchase 2,274,094 shares of our common stock in the subscription rights offering pursuant to its basic subscription rights.  Subject to the availability of shares, Contran has also agreed to exercise its over-subscription privilege to the fullest extent possible, which means that even if no stockholders other than Contran exercise their subscription rights, the subscription rights offering will nonetheless be fully subscribed.  The 9,096,379 subscription rights being distributed to Contran are being distributed, and the 2,274,094 shares of common stock to be issued upon exercise of Contran’s basic subscription rights as well as any shares of common stock to be issued upon Contran’s exercise of its over-subscription privilege, will be issued, on a private, non-registered basis in reliance on an exemption from the registration requirements of the Securities Act.  Accordingly, shares issued in respect of Contran's participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.

(2)	Contran has agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.
(3)
We intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of our holders of record of our common stock on the record date of such dividend.  Accordingly, we will not retain any of the net proceeds after giving effect to the payment of such special one-time cash dividend.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
QUESTIONS AND ANSWERS	1
SUMMARY	10
SELECTED CONSOLDIATED HISTORICAL FINANCIAL AND OPERATING DATA	18
RISK FACTORS	20
NOTE REGARDING FORWARD-LOOKING STATEMENTS	26
USE OF PROCEEDS	28
DIVIDED POLICY	28
MARKET PRICE OF COMMON STOCK	28
CAPITALIZATION	30
THE SUBSCRIPTION RIGHTS OFFERING	31
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	44
DESCRIPTION OF CAPITAL STOCK	46
PLAN OF DISTRIBUTION	48
EXPERTS	48
LEGAL MATTERS	49
WHERE YOU CAN FIND MORE INFORMATION	50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	50

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” and the “Company” refer, collectively, to Keystone Consolidated Industries, Inc., a Delaware corporation, and its majority-owned subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the subscription rights.  Our business, financial condition, results of operations and prospects may have changed since such dates.

  i

QUESTIONS AND ANSWERS

The following are examples of what we anticipate will be common questions about the subscription rights offering.  The answers are based on selected information from this prospectus and the documents incorporated by reference herein.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the subscription rights offering.  This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the subscription rights offering and provide additional information about us and our business, including potential risks related to the subscription rights offering, our common stock, and our business.

Exercising the subscription rights and investing in our common stock involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page [•] of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is a subscription rights offering?

A subscription rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company.  We are distributing to holders of record of our common stock as of 5:00 p.m., New York City time, on [•], 2011, the record date, at no charge, an aggregate of 12,101,932 non-transferable subscription rights to purchase shares of our common stock.  You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., New York City time, on the record date.  The subscription rights will be evidenced by subscription rights certificates.  The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of Securities Act and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.

What is a subscription right?

Each whole subscription right gives our stockholders the opportunity to purchase 0.25 shares of our common stock for $[•] per share and carries with it a basic subscription right and an over-subscription privilege, as described below.  We will not issue fractional shares of common stock.  Fractional shares resulting from the exercise of subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

How many shares may I purchase if I exercise my rights?

Each subscription right entitles you to purchase 0.25 shares of our common stock for $[•] per share.  However, we will not issue fractional shares of our common stock in the subscription rights offering, as discussed below.  For example, if you owned 100 shares of our common stock on the record date, you would be granted 100 subscription rights and you would have the right to purchase 25 shares of our common stock for $[•] per share (or a total payment of $[•]).  However, if you owned 103 shares of our common stock on the record date, you would be granted 103 subscription rights, but you would have the right to purchase only 25 shares of our common stock (rounded down to the nearest whole share) for $[•] per share (or a total payment of $[•]).  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, then DTC will issue one subscription right to your nominee for every share of our common stock you own at the record date.  Each basic subscription right can then be used to purchase 0.25 shares of common stock for $[•] per share.  As in the example above, if you owned 100 shares of our common stock on the record date, you have the right to purchase 25 shares of common stock for $[•] per share (or a total payment of $[•]), but if you owned 103 shares of our common stock on the record date, while you would be granted 103 subscription rights, you would have the right to purchase only 25 shares of our common stock (rounded down to the nearest whole share) for $[•] per share (or a total payment of $[•]).  For more information, see “What should I do if I want to participate in the subscription rights offering, but my shares are held in the name of my broker, dealer, bank or other nominee?” in this section.

Will fractional subscription shares be issued?

No.  We will not issue fractional shares of common stock in the subscription rights offering.  Holders of our common stock will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole share a holder would otherwise be entitled to purchase.

What is the basic subscription right?

The basic subscription right of each whole subscription right entitles you to purchase 0.25 shares of our common stock at the subscription price of $[•] per share.

What is the over-subscription privilege?

If you exercise your basic subscription rights in full, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription rights.  You should indicate on your subscription rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full.  If, however, over-subscription requests exceed the number of shares of common stock available for sale in the subscription rights offering, we will allocate the available shares of common stock pro rata among each holder properly exercising the over-subscription privilege in proportion to the number of shares of common stock each holder subscribed for under his, her or its basic subscription rights.  If this pro rata allocation results in any holder receiving a greater number of shares of common stock than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed, and the remaining shares of common stock will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis described above.  The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the subscription rights offering.  If you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription rights and are allotted the full amount of your over-subscription as elected by you).  For more information, see the section entitled “The Subscription Rights Offering—Over-Subscription Privilege.”

Will Contran, our majority stockholder, be exercising its subscription rights?

Yes.  Contran, which beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of all our issued and outstanding shares of common stock, has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock.

Why are we conducting the subscription rights offering?

We are conducting the subscription rights offering to provide us with the opportunity to declare and pay a special one-time cash dividend to our stockholders.  In addition, as discussed further below, the subscription rights offering provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group (as defined below); however, there is no assurance Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.

Historically, limitations contained in our revolving credit facilities did not permit us to pay dividends on our common stock.  In August 2010, we amended the terms of our revolving credit facility that, among other things, now permit us to pay dividends on our common stock under certain conditions.  On May 19, 2011, we further amended the terms of our revolving credit facility to exclude cash dividends we pay, to the extent funded with proceeds we receive from the issuance of our equity securities (such as the special one-time cash dividend), from the definition of fixed charges for purposes of certain financial covenants contained in the credit facility.

Since Contran has agreed to fully exercise its basic subscription right and, subject to the availability of shares, has also agreed to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.  Furthermore, Contran has agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.

Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of our holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

In February 2011, Contran, our controlling stockholder, commenced a tender offer with respect to our common stock.  Contran sought to purchase a sufficient number of shares of common stock in the tender offer to include us in its consolidated U.S. federal income tax group, or the Contran Tax Group, in order to achieve certain income tax efficiencies.  On March 8, 2011, Contran completed the tender offer and purchased approximately 1.6 million shares of our common stock, increasing its ownership of our common stock to approximately 75.2% — 4.8% short of the 80% ownership threshold necessary for us to become a member of the Contran Tax Group.  The subscription rights offering provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group, but at the same time providing all of our other stockholders the opportunity to purchase additional shares of our common stock on the same terms and conditions.  There is no assurance that Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group. If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock, and we would become a member of the Contran Tax Group.

If Contran acquires a sufficient number of shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group, we would enter into a tax sharing agreement with Contran.  In accordance with such tax sharing agreement, Contran’s policy for intercompany allocation of income taxes provides that subsidiaries included in the Contran Tax Group compute their provision for income taxes on a separate company basis.  Generally, subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the Internal Revenue Service, or IRS, had they not been members of the Contran Tax Group.  The separate company provisions and payments are computed using the tax elections made by Contran.  Upon becoming a member of the Contran Tax Group, there are no tax elections that Contran would currently make that would have any impact on us.  Consequently, upon becoming a member of the Contran Tax Group, the amount of payments for income taxes that we would make to or receive from Contran is not currently expected to differ from the amount of payments for income taxes that we would make to or receive from the IRS had we not become a member of the Contran Tax Group.

In addition, if we become a member of the Contran Tax Group, we will be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which we are included in the Contran Tax Group.  However, Contran would also agree to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid in accordance with its tax allocation policy.  In the event we were to become a member of the Contran Tax Group as a result of the subscription rights offering, Contran has indicated to us that the potential federal income tax liability for which we would become jointly and severally liable is currently not material, primarily because of net operating loss carryforwards which Contran currently has.  As a result, becoming so jointly and severally liable would not be expected to have any material effect on our financial position, results of operations or liquidity.  In addition, in the event such potential federal income tax liability for which we would become jointly and severally liable were to become material in the future, we would nevertheless not expect such liability to have any material effect on our financial position, results of operations or liquidity, as pursuant to the tax sharing agreement we would enter into with Contran, Contran would indemnify us with respect to the portion of such liability in excess of our own tax liability.

The subscription rights offering will also not affect our status as a public reporting company or the fact that our shares are quoted on the OTCQB.  In addition, to the extent stockholders other than Contran exercise subscription rights, such purchased shares of common stock will increase the number of shares of our common stock that might otherwise trade publicly, thereby improving the liquidity of our shares of common stock.

Am I required to exercise all of the subscription rights I receive in the subscription rights offering?

No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  However, if you choose not to exercise your basic subscription rights in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted.  In addition, if you do not exercise your basic subscription rights in full, you will not be entitled to exercise your over-subscription privilege.  For more information, see “How many shares of common stock will be outstanding after the subscription rights offering?” in this section.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our shares of common stock you own will not change.  Due to the fact that Contran has agreed to fully exercise its basic subscription right (and will exercise its over-subscription privilege to the fullest extent possible), and shares may be purchased pursuant to the subscription rights offering by other stockholders, your percentage ownership of us will be diluted after the completion of the subscription rights offering, unless you fully exercise your basic subscription rights.  For more information, see “How many shares of common stock will be outstanding after the subscription rights offering?” in this section.  However, even if you do not exercise any of your subscription rights that you receive in the subscription rights offering, and assuming the subscription rights offering is completed and that you are a holder of record of our common stock on the record date we establish for the special one-time cash dividend, you would still receive the special one-time cash dividend.

If I do not exercise any of the subscription rights I receive in the subscription rights offering, would I still receive the special one-time cash dividend?

Yes.  Assuming the subscription rights offering is completed, we intend to declare and pay the special one-time cash dividend of $[•] per share to the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  If you are a holder of record of our common stock on such record date, you will receive the special one-time cash dividend, even if you did not exercise any of your subscription rights that you receive in the subscription rights offering.

Has our board of directors made a recommendation to our stockholders regarding the exercise of subscription rights under the subscription rights offering?

No.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Stockholders who exercise their subscription rights risk a loss on their investment.  We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  If you do not exercise your subscription rights, then your percentage ownership and voting interest in us will be diluted.

You are urged to make your decision based on your own assessment of our business and the subscription rights offering.  Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Are we requiring a minimum subscription to complete the subscription rights offering?

No.  There is no minimum subscription requirement in the subscription rights offering and we have the right to complete the subscription rights offering regardless of the aggregate subscription amount we receive.  However, since Contran has agreed to fully exercise its basic subscription right and, subject to the availability of shares, has also agreed to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

Can the board of directors cancel, terminate, amend or extend the subscription rights offering?

Yes.  We may decide to cancel or terminate the subscription rights offering at any time before the expiration of the subscription rights offering and for any reason.  If we cancel or terminate the subscription rights offering, then we will issue a press release notifying stockholders of the cancellation or termination, and any subscription price payments received from subscribing stockholders will be returned, without interest or deduction, as soon as practicable.  In addition, if we cancel or terminate the subscription rights offering, we will not declare or pay the special one-time cash dividend of $[•] per share.

We may amend or modify the terms of the subscription rights offering (including the maximum number of shares of common stock we may issue in the subscription rights offering or the subscription price per share to be paid to exercise your subscription rights) at any time in our sole discretion.  We may also extend the expiration date of the subscription rights offering for any reason in our sole discretion.  We do not anticipate extending the expiration date.  If we amend or modify certain terms of the subscription rights offering, then we will extend the expiration date of the subscription rights offering.

Are there any conditions to the completion of the subscription rights offering?

Yes.  It is a condition to the completion of the subscription rights offering that no court or regulatory body prohibit or restrict any of our stockholders from participating in the subscription rights offering on the terms described in this prospectus.  If this condition is not satisfied as of the expiration date of the subscription rights offering, then we may extend the expiration date of the subscription rights offering, or we may terminate and cancel the subscription rights offering.

How was the subscription price of $[•] per share determined?

The specific subscription price was determined by our board of directors.  Factors considered by the board of directors in determining the subscription price included (1) the price at which our stockholders, including Contran, might be willing to participate in the subscription rights offering, (2) the price at which Contran indicated it would participate in the subscription rights offering and fully exercise its basic subscription right and, subject to the availability of shares, its over-subscription privilege to the fullest extent possible, thereby assuring that the subscription rights offering would be fully subscribed, (3) the historical and current trading prices for our common stock, (4) our business prospects and (5) the general condition of the securities market.  We cannot assure you that the market price for our common stock during the subscription rights offering will increase so that it is equal to or above the subscription price or that a subscribing owner of subscription rights will be able to sell the shares of common stock purchased in the subscription rights offering at a price equal to or greater than the subscription price.  Further, the subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the subscription rights offering.

The subscription price represents a premium of [•]% to the last reported sales price of our common stock on the OTCQB on May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering.  Accordingly, unless our common stock trades at prices at or above the subscription price as of the expiration date of the subscription rights offering, if you choose to exercise your subscription rights, you would be paying a premium to purchase our common stock.

Our chairman, Glenn R. Simmons, is also a director of Contran and other Contran subsidiaries.  Additionally, Steven L. Watson, another of our directors, is a director and president of Contran, and is also a director and officer of other Contran subsidiaries.  Messrs. Glenn Simmons and Watson abstained from voting on any determinations by our board of directors as to the subscription price.

How soon must I act to exercise my subscription rights?

If you received a subscription rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription rights certificate and payment prior to the expiration of the subscription rights offering, which is 5:00 p.m., New York City time, on [•], 2011.  If you hold your shares in the name of a broker, dealer, bank or other nominee, your broker, dealer, bank or other nominee may establish a deadline prior to 5:00 p.m., New York City time, on [•], 2011 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we have the option of extending the expiration of the subscription rights offering, we currently do not intend to do so.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock.  If you hold your shares of common stock through a broker, dealer, bank, or other nominee, you will not receive an actual subscription rights certificate.  Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise subscription rights on your behalf.  If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate.  It is not necessary to have a physical subscription rights certificate, if you hold your shares of common stock through a broker, dealer, bank, or other nominee, to elect to exercise your subscription rights.

May I transfer my rights?

No.  Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights.  Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).  Upon expiration of the subscription rights offering, all unexercised subscription rights will automatically expire.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the subscription rights offering, then you must take the following steps, unless your shares are held by a broker, dealer, bank or other nominee:

•
deliver payment of the subscription price (including the subscription price for any shares of common stock you wish to acquire pursuant to your over-subscription privilege) to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed subscription rights certificate, and any other subscription documents, to the subscription agent before 5:00 p.m., New York City time, on [•], 2011, unless extended by us.

If you do not indicate the number of shares of common stock to be subscribed for on your subscription rights certificate or notice of guaranteed delivery (as applicable), or if you indicate a number of shares of common stock that does not agree with the aggregate subscription price payment you delivered, then you will be deemed to have subscribed for the maximum number of shares of common stock that may be subscribed for, under both the basic subscription right and the over-subscription privilege, up to the aggregate subscription price you delivered.  If we do not apply your full subscription price payment to your purchase of shares of our common stock because such payment exceeded the maximum number of shares you were eligible to subscribe for, then we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the subscription rights offering.

Please follow the payment and delivery instructions accompanying the subscription rights certificate.  Do not deliver documents to us.  You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription rights certificate and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York City time, on [•], 2011.  We are not responsible for subscription materials sent directly to our offices.

When will I receive my new shares?

If you purchase shares of our common stock in the subscription rights offering, then you will receive your new shares as soon as practicable after the completion of the subscription rights offering.

After I send in my payment of the subscription price and subscription rights certificate, may I change or cancel my exercise of subscription rights?

Yes.  You may revoke your exercise of your subscription rights at any time prior to the expiration of the subscription rights offering.

What should I do if I want to participate in the subscription rights offering, but my shares are held in the name of my broker, dealer, bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.  If you wish to participate in the subscription rights offering and purchase shares of our common stock, please promptly contact the broker, dealer, bank or other nominee through which you hold your shares.  We will ask your broker, dealer, bank or other nominee to notify you of the subscription rights offering.  Your broker, dealer, bank or other nominee may establish a deadline prior to the 5:00 p.m. New York City time on [•], 2011 deadline we established as the expiration date of the subscription rights offering.

How many shares of common stock will be outstanding after the subscription rights offering?

As of June 15, 2011, we had 12,101,932 shares of common stock issued and outstanding.  Based upon the 3,025,483 shares that would be issued pursuant to the subscription rights offering, we would have 15,127,415 shares of common stock outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act).

How much money will you receive from the subscription rights offering and what do you plan to use the proceeds of the subscription rights offering for?

Since Contran has agreed to fully exercise its basic subscription rights and to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed even if no stockholders other than Contran exercise subscription rights.  Based on the 3,025,483 shares of common stock we would issue in the subscription rights offering, and the subscription price of $[•] per share, we will receive proceeds of $[•].  The proceeds we receive from the sale of shares of common stock pursuant to the subscription rights offering will not be reduced by any fees and expenses, as Contran has also agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.

Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share of common stock to all of our holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering,  and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

Are there risks in exercising my subscription rights?

Yes.  The exercise of your subscription rights involves risks.  Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully read “Risk Factors” beginning on page [•] of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your subscription rights.

If the subscription rights offering is not completed, will my subscription price payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the subscription rights offering.  If the subscription rights offering is not completed, then we will immediately instruct the subscription agent to return your subscription price payment in full.  If you own shares in “street name” through a broker, dealer, bank or other nominee, it may take longer for you to receive payment because the subscription agent will send payments through such broker, dealer, bank or other nominee.  You will not be credited interest on your subscription price payment.  In addition, if the subscription rights offering is not completed, we will not declare or pay the special one-time cash dividend of $[•] per share.

Will the subscription rights be listed on a stock exchange or national market or quoted on any quotation system?

The subscription rights themselves will not be listed on a stock exchange or national market or quoted on any quotation system.  Our common stock will continue to be quoted on the OTCQB under the symbol “KYCN,” and the shares to be issued to you in connection with the subscription rights offering will be eligible for quotation on the OTCQB under the same symbol.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold subscription rights certificates for stockholders who have addresses outside the United States or who have APO or FPO addresses.  In order to exercise subscription rights, these holders must notify the subscription agent and timely follow other procedures described in “The Subscription Rights Offering—Foreign Stockholders; Stockholders with APO or FPO Addresses; Unknown Addresses.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of our common stock to you if you exercise your subscription rights.  If you exercise your subscription rights through a broker, dealer, bank or other nominee that holds your shares on your behalf, then you are responsible for paying any fees your broker, dealer, bank or other nominee may charge you.

What are the United States federal income tax consequences of exercising subscription rights?

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the subscription rights offering.  You should consult with your tax advisor as to the particular consequences to you of the subscription rights offering.  See “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents, subscription rights certificate and subscription price payment to such broker, dealer, bank or other nominee in accordance with the instructions you receive from them.  If you are the record holder who holds shares of our common stock in certificated form or directly in a direct registration account with Computershare Trust Company, N.A., the transfer agent of our common stock, then you should send your subscription documents, subscription rights certificate and subscription price payment to the subscription agent by first class, registered or certified mail or overnight delivery, or, if you are an eligible institution, fax a notice of guaranteed delivery, at:

By First Class Mail:	By Facsimile (For Eligible Institutions only):	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	(617) 360-6810 Confirmation of Facsimile Transmissions by Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Your payment of the subscription price must be made in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above.

You are solely responsible for completing delivery to the subscription agent of your subscription materials.  The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on [•], 2011.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Who is the subscription agent?

We have engaged Computershare Trust Company, N.A. to act as the subscription agent for the subscription rights offering.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent for the subscription rights offering, Georgeson Inc. at:

199 Water Street – 26th Floor
New York, NY 10038
Banks and Brokers call: (212) 440-9800
All others call toll free: (888) 613-3524

For a more complete description of the subscription rights offering, see “The Subscription Rights Offering.”

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein.  This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights.  You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page [•] of this prospectus.  This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the subscription rights offering and provide additional information about us and our business, including potential risks related to the subscription rights offering, our common stock and our business.

Keystone Consolidated Industries, Inc.

Our executive offices are located at 5430 LBJ Freeway, Suite 1740, Three Lincoln Centre, Dallas, Texas  75240.  Our telephone number is (972) 458-0028.

We are a leading domestic producer of steel fabricated wire products, industrial wire and wire rod.  We also manufacture wire mesh, coiled rebar, steel bar and other products.  Our products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  We are vertically integrated, converting substantially all of our products from billet produced in our steel mini-mill.  Historically, our vertical integration has allowed us to benefit from the higher and more stable margins associated with fabricated wire products and wire mesh as compared to wire rod, as well as from lower costs of billet and wire rod as compared to bar manufacturers and wire fabricators that purchase billet and wire rod in the open market.  Moreover, we believe our downstream fabricated wire products, wire mesh, coiled rebar and industrial wire businesses are better insulated from the effects of wire rod imports as compared to non-integrated wire rod producers.

Our operating segments are organized by our manufacturing facilities and include three reportable segments:

•
Keystone Steel & Wire (“KSW”), located in Peoria, Illinois, operates an electric arc furnace mini-mill, rod mill, industrial wire mill and wire product fabrication facilities and manufactures and sells wire rod, coiled rebar, industrial wire, fabricated wire and other products to agricultural, industrial, construction, commercial, original equipment manufacturers and retail consumer markets;

•
Engineered Wire Products, Inc. (“EWP”), located in Upper Sandusky, Ohio, manufactures and sells wire mesh in both roll and sheet form that is utilized as reinforcement in concrete construction products including pipe, pre-cast boxes and applications for use in roadways, buildings and bridges; and

•
Keystone-Calumet, Inc. (“Calumet”), located in Chicago Heights, Illinois, manufactures and sells merchant and special bar quality products and special sections in carbon and alloy steel grades for use in agricultural, cold drawn, construction, industrial chain, service centers and transportation applications as well as in the production of a wide variety of products by original equipment manufacturers.

Calumet’s primary raw material is billet and EWP’s primary raw material is wire rod.  Both Calumet and EWP source the majority of their primary raw material requirements from KSW.

We are the successor to Keystone Steel & Wire Company, which was founded in 1889.  At December 31, 2010, Contran owned approximately 62% of our outstanding common stock.  In March 2011, Contran completed a tender offer in which it purchased  approximately 1.6 million shares of our common stock.  Following completion of such purchase under the tender offer, Contran owns approximately 75.2% of our outstanding shares.  Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (for which Mr. Harold Simmons is the sole trustee) or is held directly by Mr. Harold Simmons or other persons or entities related to Mr. Harold Simmons.  Consequently, Mr. Harold Simmons may be deemed to control Contran and us.

Purpose of the Subscription Rights Offering

Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of all our issued and outstanding shares of common stock. In a letter agreement with us dated [•], 2011, Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock.

We are conducting the subscription rights offering to provide us with the opportunity to declare and pay a special one-time cash dividend to our stockholders.  In addition, as discussed elsewhere in this prospectus, the subscription rights offering provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group; however, there is no assurance Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.

Historically, limitations contained in our revolving credit facilities did not permit us to pay dividends on our common stock.  In August 2010, we amended the terms of our revolving credit facility that, among other things, now permit us to pay dividends on our common stock under certain conditions.  On May 19, 2011, we further amended the terms of our revolving credit facility to exclude cash dividends we pay, to the extent funded with proceeds we receive from the issuance of our equity securities (such as the special one-time cash dividend), from the definition of fixed charges for purposes of certain financial covenants contained in the credit facility.

Since Contran has agreed to fully exercise its basic subscription right and, subject to the availability of shares, has also agreed to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.  Furthermore, Contran has also agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.

Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

In February 2011, Contran, our controlling stockholder, commenced a tender offer with respect to our common stock.  Contran sought to purchase a sufficient number of shares of common stock in the tender offer to include us in the Contran Tax Group in order to achieve certain income tax efficiencies.  On March 8, 2011, Contran completed the tender offer and purchased approximately 1.6 million shares of our common stock, increasing its ownership of our common stock to approximately 75.2% — 4.8% short of the 80% ownership threshold necessary for us to become a member of the Contran Tax Group.  The subscription rights offering also provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group, while at the same time providing all of our other stockholders the opportunity to purchase additional shares of our common stock on the same terms and conditions.  There is no assurance that Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock, and we would become a member of the Contran Tax Group.

If Contran acquires a sufficient number of shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group:

•	Contran would aggregate taxable income or losses generated by us while we are included in the Contran Tax Group with the taxable income or losses generated by other members of the Contran Tax Group;

•
we would enter into a tax sharing agreement with Contran.  In accordance with such tax sharing agreement, Contran’s policy for intercompany allocation of income taxes provides that subsidiaries included in the Contran Tax Group compute their provision for income taxes on a separate company basis.  Generally, subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the IRS had they not been members of the Contran Tax Group.  The separate company provisions and payments are computed using the tax elections made by Contran; and

•
we would be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which we are included in the Contran Tax Group.  However, Contran would also agree to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid in accordance with its tax allocation policy discussed above.

In the event we were to become a member of the Contran Tax Group as a result of the subscription rights offering, Contran has indicated to us that the potential federal income tax liability for which we would become jointly and severally liable is currently not material, primarily because of net operating loss carryforwards which Contran currently has.  As a result, becoming so jointly and severally liable would not be expected to have any material effect on our financial position, results of operations or liquidity.  In addition, in the event such potential federal income tax liability for which we would become jointly and severally liable were to become material in the future, we would nevertheless not expect such liability to have any material effect on our financial position, results of operations or liquidity, as pursuant to the tax sharing agreement we would enter into with Contran, Contran would indemnify us with respect to the portion of such liability in excess of our own tax liability.

The subscription rights offering will not affect our status as a public reporting company or the fact that our shares are quoted on the OTCQB.  In addition, to the extent stockholders other than Contran exercise subscription rights, such purchased shares of common stock will increase the number of shares of our common stock that might otherwise trade publicly, thereby improving the liquidity of our shares of common stock.

Use of Proceeds

The proceeds from the sale of shares of common stock in this subscription rights offering will be approximately $[•] million.  Contran has agreed, in a letter agreement, dated [•], 2011, to fully exercise its basic subscription rights and to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed even if no stockholders other than Contran exercise subscription rights.  Furthermore, Contran has also agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.  Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

The Subscription Rights Offering

Total number of shares of common stock available for subscription	3,025,483 shares.

Distribution of subscription rights
We are distributing to you, at no charge, one non-transferable subscription right for every share of our common stock that you own as of 5:00 p.m., New York City time, on the record date, either as a holder of record that holds shares of our common stock in certificated form or directly in a direct registration account with Computershare Trust Company, N.A., the transfer agent of our common stock, or, in the case of shares held by brokers, dealers, banks or other nominees on your behalf, as a beneficial owner of such shares.  We are distributing an aggregate of 12,101,932 subscription rights, of which 9,096,379 subscription rights are being distributed to Contran on a private, non-registered basis.

Record date	5:00 p.m., New York City time, on [•], 2011.

Subscription price
The subscription price is $[•] per share, payable in cash.  The subscription price represents a premium of [•]% to the last reported sales price of our common stock on the OTCQB on May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering.

Basic subscription right
The basic subscription right of each subscription right will entitle you to purchase 0.25 shares of our common stock at a subscription price of $[•] per share.  We will not issue fractional shares of common stock in the subscription rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Over-subscription privilege
If you elect to exercise your basic subscription right in full, then you may also subscribe for additional shares at the same subscription price per share.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under his, her or its basic subscription rights.  The subscription agent will return any excess subscription price payments by mail without interest or deduction promptly after the expiration of the subscription rights offering.

Fractional shares
We will not issue fractional shares in the subscription rights offering.  Holders of our common stock will only be entitled to purchase a whole number of shares of our common stock, rounded down to the nearest whole share a holder would otherwise be entitled to purchase.

Expiration date
The subscription rights offering will expire at 5:00 p.m., New York City time, on [•], 2011, unless we decide, in our sole discretion, to extend the expiration date.  No one may exercise subscription rights after the expiration date.

Use of proceeds
The proceeds from the sale of shares of common stock in this subscription rights offering will be approximately $[•] million.  Contran has agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.  Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

Agreement with Contran
Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of the outstanding shares.  Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering for an aggregate purchase price of $[•].

In return for such commitment of Contran that ensures the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.  See “The Subscription Rights Offering—Agreement with Contran.”

Extension, termination and amendment
The period for exercising your subscription rights may be extended by us in our sole discretion.  We do not anticipate extending the expiration date.  We may also terminate or cancel the subscription rights offering in our sole discretion at any time on or before the expiration date of the subscription rights offering for any reason.  In the event that the subscription rights offering is terminated or cancelled for any reason, all funds received from subscriptions by stockholders will be returned without interest or deduction.  In addition, if we cancel or terminate the subscription rights offering, we would not pay the special one-time cash dividend of $[•] per share.

We also reserve the right to amend or modify the terms of the subscription rights offering (including the maximum number of shares of common stock we may issue in the subscription rights offering or the subscription price per share to be paid to exercise your subscription rights) at any time in our sole discretion.  If we amend or modify certain terms of the subscription rights offering, then we will extend the expiration date of the subscription rights offering.

Condition to completion
It is a condition to the completion of the subscription rights offering that no court or regulatory body prohibit or restrict any of our stockholders from participating in the subscription rights offering on the terms described in this prospectus.  If this condition is not satisfied as of the expiration date of the subscription rights offering, then we may extend the expiration date of the subscription rights offering, or we may terminate and cancel the subscription rights offering.

Exercising your subscription rights
Your subscription rights will be evidenced by a subscription rights certificate that will be distributed to stockholders of record as of the close of business on the record date.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you exercise your basic subscription rights in full, you may exercise your over-subscription privilege.  Subscription rights not exercised by the expiration date of the offering will be null and void.  You will receive all shares of common stock for which you subscribe pursuant to your basic subscription right.  If your requested over-subscription is not completely filled, then we will send you a refund check for the subscription price of any shares of common stock we were unable to allocate to you.

Revocation	You may revoke your exercise of your subscription rights at any time prior to the expiration of the subscription rights offering.

Non-transferability of subscription rights	You may not sell, give away or otherwise transfer your subscription rights. The subscription rights will not be listed on any securities exchange or national market or quoted on any quotation system.

Subscription procedures
If you are a record holder that holds shares of our common stock in certificated form or directly in a direct registration account with Computershare Trust Company, N.A., the transfer agent of our common stock, then you may exercise your basic subscription right and, if you elect to do so, your over-subscription privilege, by properly completing and signing the subscription rights certificate which accompanies this prospectus.  You must then return the completed and signed subscription rights certificate with full payment for the number of shares of common stock which you are subscribing for, including any shares subscribed for by exercise of your over-subscription privilege, to the subscription agent.  Your payment may be made by check or bank draft drawn upon a U.S. bank or postal, or express money order payable to “Computershare Trust Company, N.A., as subscription agent.”  The subscription agent must receive the properly completed and signed subscription rights certificate and payment prior to the expiration date of the subscription rights offering.  See “The Subscription Rights Offering—Subscription Procedures” and “The Subscription Rights Offering—Subscription Payments.”  You may also exercise your subscription rights by using the guaranteed delivery procedures described in “The Subscription Rights Offering—Notice of Guaranteed Delivery.”

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in “The Subscription Rights Offering—Beneficial Owners.”

No Board recommendation
Our board of directors makes no recommendation to you about whether you should exercise any subscription rights.  You are urged to make an independent investment decision about whether to exercise your subscription rights based on your own assessment of our business and the subscription rights offering.  See “Risk Factors” beginning on page [•] for a discussion of some of the risks involved in investing in our common stock.

Subscription agent	Computershare Trust Company, N.A.

Information agent	Georgeson Inc.

Material United States federal income tax consequences
A holder of subscription rights should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the subscription rights offering.  A holder of common stock will recognize income for United States federal income tax purposes in connection with receipt of the $[•] per share special one-time cash dividend.  See “Material United States Federal Income Tax Consequences.”

Questions
Questions regarding the subscription rights offering should be directed to the information agent, Georgeson Inc., at 199 Water Street – 26th Floor, New York, NY 10038, banks and brokers call (212) 440-9800, all others call toll-free (888) 613-3524.

Shares outstanding before the subscription rights offering	12,101,932, as of June 15, 2011.

Shares outstanding after completion of the subscription rights offering
15,127,415, assuming the subscription rights offering is fully subscribed (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act).  Since Contran has agreed to fully exercise its basic subscription rights and to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed even if no stockholders other than Contran exercise subscription rights.

Risk factors	Stockholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page [•].

Issuance of common stock
If you purchase shares of common stock through the subscription rights offering, we will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased pursuant to the subscription rights offering as soon as practicable after the subscription rights offering has expired.

Fees and expenses
We will bear (and Contran will reimburse us for) the fees and expenses relating to the subscription rights offering.  We have hired First Southwest Company, a registered broker dealer, to assist us on a best efforts basis with respect to the offer and sale of our shares of common stock in the subscription rights offering to holders of record of our common stock who reside in the State of Arizona.  Except for the foregoing, the shares of common stock offered pursuant to the subscription rights offering are being offered directly by us without the services of an underwriter or selling agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Shares of our common stock are quoted on the OTCQB under the symbol “KYCN.”  The last reported sales price of our common stock on the OTCQB on June 15, 2011, was $8.75.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

The statement of operations data for the years ended December 31, 2008, 2009 and 2010, and the balance sheet data as of December 31, 2009 and 2010, have been derived from our audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 which are incorporated by reference in this prospectus.  The statement of operations data for the years ended December 31, 2006 and 2007, and the balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited Consolidated Financial Statements not separately included or incorporated by reference herein.  The statement of operations data for the quarters ended March 31, 2010 and 2011, and the balance sheet data as of March 31, 2011, have been derived from our unaudited Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which are incorporated by reference in this prospectus.  The balance sheet data as of March 31, 2010 has been derived from our unaudited Condensed Consolidated Financial Statements not separately included or incorporated by reference herein.  In our opinion, we have made all necessary adjustments (which include only normal recurring adjustments) in order to state fairly, in all material respects, our consolidated financial position, results of operations and cash flows as of and for such interim dates presented.  Our results of operations for the interim period ended March 31, 2011 may not be indicative of our operating results for the full year.  The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus.  See “Where You Can Find More Information” beginning on page [•].

The results of operations for the historical periods included in the following tables are not necessarily indicative of the results to be expected for future periods.

Statement of Operations Data

	Year Ended December 31,					Quarter Ended March 31,
(thousands of dollars, except per share data)	2006	2007	2008	2009	2010	2010	2011
Net sales	$440,540	$451,178	$562,693	$322,347	$450,745	$99,743	$134,163
Operating income	79,750	97,972	110,493	3,209	16,462	7,475	13,740
Defined benefit pension credit (expense)	55,978	80,443	73,923	(5,887)	4,654	1,212	4,750
Other postretirement benefit (OPEB) credit	8,297	8,526	8,474	4,748	5,258	1,342	1,300
Operating income before pension and OPEB (1)	15,475	9,003	28,096	4,348	6,550	4,921	7,690
Gain on cancellation of debt	—	10,074	—	—	—	—	—
Gain on legal settlement	—	5,400	—	—	—	—	—
Provision for income taxes	(17,055)	(37,619)	(40,014)	(2,292)	(6,493)	(2,721)	(5,905)
Net income	$57,732	$64,765	$66,114	$241	$8,743	$4,375	$7,683
Basic and diluted income per share	$5.77	$6.48	$5.73	$0.02	$0.72	$0.36	$0.63
Basic and diluted weighted average shares outstanding (2)	10,000	10,000	11,533	12,102	12,102	12,102	12,102
________________
(1)
Because pension and OPEB expense or credits are unrelated to the operating activities of our businesses, we measure and evaluate the performance of our businesses using operating income before pension and OPEB credit or expense.  As such, we believe the presentation of operating income before pension and OPEB credit or expense provides more useful information to investors.  Operating income before pension and OPEB credit or expense is a non-GAAP measure of profitability that is not in accordance with accounting principles generally accepted in the United States, or GAAP, and it should not be considered in isolation or as a substitute for a measure prepared in accordance with GAAP.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB expense or credit is set forth in the following table.

	Year Ended December 31,					Quarter Ended March 31,
(thousands of dollars)	2006	2007	2008	2009	2010	2010	2011
Operating income as reported	$79,750	$97,972	$110,493	$3,209	$16,462	$7,475	$13,740
Defined benefit pension expense (credit)	(55,978)	(80,443)	(73,923)	5,887	(4,654)	(1,212)	(4,750)
OPEB credit	(8,297)	(8,526)	(8,474)	(4,748)	(5,258)	(1,342)	(1,300)
Operating income before pension/OPEB	$15,475	$9,003	$28,096	$4,348	$6,550	$4,921	$7,690

(2)	On March 24, 2008 we issued 2.5 million shares of our common stock and received net proceeds of $24.7 million pursuant to a subscription rights offering.

Balance Sheet Data

	Year Ended December 31,					Quarter Ended March 31,
(thousands of dollars)	2006	2007	2008	2009	2010	2010	2011
Working capital	$31,776	$20,630	$55,886	$49,063	$55,095	$53,305	$60,290
Property, plant and equipment, net	88,695	92,469	89,987	85,169	88,009	83,489	87,802
Total assets	763,936	763,023	249,733	265,084	357,217	300,735	391,106
Total debt	76,448	91,577	31,630	25,370	28,681	43,870	39,241
Total long term debt	32,749	29,402	12,782	5,974	937	5,984	948
Stockholders’ equity (1)	403,662	404,694	119,644	147,770	191,736	153,373	199,550
________________
(1)	On March 24, 2008 we issued 2.5 million shares of our common stock and received net proceeds of $24.7 million pursuant to a subscription rights offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated herein by reference, and any risk factors set forth in our other filings with the U.S. Securities and Exchange Commission, or SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, before making an investment decision.  See “Where You Can Find More Information.”  Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospectus to be materially adversely affected.  The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events.  You could lose all or part of your investment.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations or future prospectus.  Some of the statements in this section of the prospectus are forward-looking statements.  For information about forward-looking statements, please see “Note Regarding Forward-Looking Statements.”

Risks Relating to the Subscription Rights Offering and Our Common Stock

The market price of our common stock could fluctuate in the future and may decline before or after the subscription rights expire.

The market price for our common stock has fluctuated in the past, and several factors could cause the price to fluctuate substantially in the future, including:

•	announcements of developments related to our business;

•	fluctuations in our operations;

•	issuances of a substantial number of shares of our common stock into the marketplace, including upon the exercise of subscription rights;

•	general conditions in our industry, the domestic economy or the worldwide economy;

•	a shortfall in revenues or earnings compared to our stockholders’ expectations;

•	announcements of new acquisitions or dispositions; and

•	an outbreak of war or hostilities.

We cannot assure you that the market price of our common stock will not decline after you exercise your subscription rights or that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.  If you are unable to do so, you may lose all or part of your investment in our common stock.  Until shares are delivered upon expiration of the subscription rights offering, you will not be able to sell the shares of our common stock that you purchase in the subscription rights offering.  We will deliver certificates representing shares or credit your account at Computershare Trust Company, N.A., the transfer agent of our common stock, or your account with your broker, dealer, bank or other nominee, as the case may be, with the shares of our common stock that you purchased pursuant to the subscription rights offering as soon as practicable after the subscription rights offering has expired.  We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights.  The subscription rights are only transferable by operation of law (for example, upon the death of the recipient).  Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.  You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.

The subscription price determined for the subscription rights offering may not be an indication of the fair value of our common stock and could represent a premium to the current market price of our common stock.

Our board of directors determined the subscription price after considering such factors as (1) the price at which our stockholders, including Contran, might be willing to participate in the subscription rights offering, (2) the price at which Contran indicated it would participate in the subscription rights offering and fully exercise its basic subscription right and, subject to the availability of shares, its over-subscription privilege to the fullest extent possible, thereby assuring that the subscription rights offering would be fully subscribed, (3) the historical and current trading prices for our common stock, (4) our business prospects and (5) the general condition of the securities market.  The subscription price is $[•] per share, which represents a premium of [•]% to the last reported sales price of our common stock on the OTCQB on May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering.  Accordingly, unless our common stock trades at prices at or above the subscription price as of the expiration date of the subscription rights offering, if you choose to exercise your subscription rights, you would be paying a premium to purchase our common stock.  The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the subscription rights offering.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Because we may terminate or cancel the subscription rights offering at any time, your participation in the subscription rights offering is not assured.

We may terminate or cancel the subscription rights offering in our sole discretion at any time before the expiration date of the subscription rights offering for any reason (including a change in the market price of our common stock).  If we decide to terminate or cancel the subscription rights offering for any reason, then we will not issue you any shares you may have subscribed for and we will not have any obligation with respect to the subscription rights except to return any subscription price payments, without interest.

If you do not exercise your subscription rights in full, then your percentage ownership and voting rights will decrease.

If you choose not to exercise your basic subscription right in full, then your relative ownership and voting interest will be diluted to the extent other stockholders exercise their subscription rights.  Contran has agreed to fully exercise its basic subscription rights, and will exercise its over-subscription privilege to the fullest extent possible, thereby ensuring that the subscription rights offering will be fully subscribed.

If you do not act promptly and follow the subscription instructions, then your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the subscription rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York City time, on [•], 2011, the expiration date of the subscription rights offering, unless extended by us.  If you are a beneficial owner of shares of our common stock, then you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date.  We will not be responsible if your broker, dealer, bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in the subscription rights offering, then the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If our stockholders sell substantial amounts of our common stock after the subscription rights offering, then the market price of our common stock may fall.

Sales of a substantial number of shares of our common stock in the public market by our stockholders, or the perception that these sales may occur, could adversely affect the market price of our common stock.  We have outstanding as of June 15, 2011, an aggregate of 12,101,932 shares of common stock, of which (1) 9,109,836 shares are held by Contran and its affiliates and (2) 2,992,096 shares are held by stockholders unaffiliated with Contran.  The sale of shares of our common stock in the open market by Contran or its affiliates may be subject to certain restrictions under the Securities Act.

Upon completion of the subscription rights offering, there will be outstanding an additional 3,025,483 shares of common stock.  We cannot foresee the impact of any potential sales on the market price of these additional shares of our common stock, but it is possible that if a significant percentage of these shares are attempted to be sold or sold, then the market for our shares would be adversely affected.  Even if a substantial number of sales do not occur, the mere existence of this “market overhang” could have a negative impact on the market for, and the market price of, our common stock.

The ownership interest in us by stockholders who exercise their over-subscription privilege, including Contran, will increase relative to stockholders who do not fully participate in the subscription rights offering.

Each holder of subscription rights will have the option to exercise its over-subscription privilege provided such holder fully exercises its basic subscription right.  If stockholders do not exercise their basic subscription rights in full and other stockholders exercise their over-subscription privilege, then the ownership in us by holders exercising such over-subscription privilege will increase relative to the ownership in us by stockholders who do not fully participate in the subscription rights offering.

Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of all our issued and outstanding shares of common stock.  Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock.

You will not receive interest on subscription funds, including any funds ultimately returned to you promptly.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this subscription rights offering.  In addition, if we cancel the subscription rights offering or if you exercise your over-subscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

You may not receive all of the shares you subscribe for pursuant to your over-subscription privilege.

If an insufficient number of shares are available to fully satisfy all over-subscription requests, the available shares will be distributed proportionately among stockholders who exercised their over-subscription privilege based on the number of shares each stockholder subscribed for under his, her or its basic subscription rights.

Other than the special one-time cash dividend we intend to declare only if the subscription rights offering is completed, there is no assurance that we would declare any other dividends in the foreseeable future.

Historically, we have not paid cash dividends on our common stock as we have chosen to retain all earnings to fund working capital requirements, capital expenditures and scheduled debt repayments.  While we intend to use the proceeds of the subscription rights offering to declare a special one-time cash dividend of $[•] per share of common stock, there is no assurance that we would pay any regular or any other special dividends in the foreseeable future.

Stockholders’ ability to influence corporate decisions may be limited because our major stockholder owns a large percentage of our common stock.

We are currently controlled by Contran.  Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of all our issued and outstanding shares of common stock.  In addition, Contran has agreed pursuant to a letter agreement, dated [•], 2011, to fully exercise its basic subscription rights.  Contran has also agreed to exercise its over-subscription privilege to the fullest extent possible.  The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  To the extent that all holders including Contran exercise all of their basic subscription rights, then the percentage ownership of each stockholder, including Contran, will remain unchanged.  If no stockholder other than Contran were to exercise its subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock.  Consequently, Contran has and, upon its exercise of subscription rights in the subscription rights offering, will continue to have the ability to exert significant influence over our policies and affairs, including the election of our board of directors and the approval of any action requiring a stockholder vote, such as approving amendments to our amended and restated certificate of incorporation and mergers or sales of substantially all of our assets, as well as other matters.  The interests of Contran may differ from the interests of our other stockholders in some respects, which may lead to stockholder votes that are inconsistent with other stockholders’ best interests or the best interest of us as a whole.  This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Further, substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Harold Simmons (for which Mr. Harold Simmons is the sole trustee) or is held directly by Mr. Harold Simmons or other persons or entities related to Mr. Harold Simmons.  Additionally, the wife of Contran’s chairman, Mr. Harold Simmons, beneficially owns 13,457 shares of our common stock, which represents approximately 0.1% of the outstanding shares of our common stock.  By virtue of these relationships, Mr. Harold Simmons may be deemed to beneficially own all of the shares of our common stock beneficially owned by Contran and Mrs.  Simmons.  Accordingly, Mr. Harold Simmons currently may be deemed to beneficially own approximately 75.3% of the outstanding shares of our common stock, and Mr. Harold Simmons may be deemed to, and upon exercise of subscription rights in the subscription rights offering will continue to be deemed to, control Contran and us.

We may become a part of the Contran Tax Group as a result of the subscription rights offering.

Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock, and we will become a member of the Contran Tax Group.  There is no assurance that Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.

If we become a member of the Contran Tax Group, we will be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which we are included in the Contran Tax Group.  Accordingly, we could be held responsible for the tax obligations of other Contran subsidiaries.  However, Contran would also agree to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid in accordance with its tax allocation policy discussed above.

Our amended and restated certificate of incorporation and bylaws and Delaware law may inhibit a takeover of us and limit our growth opportunities, which could cause the market price of our common stock to decline.

Our amended and restated certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management.  These provisions apply even if the changes may be considered beneficial by some stockholders.  If a change of control or change in management is delayed or prevented, then the market price of our common stock could decline.  In addition, our amended and restated certificate of incorporation and bylaws contain provisions that may discourage acquisition bids for us.

Risks Relating to our Business

Our leverage may impair our financial condition or limit our ability to operate our businesses.

We fund our operations primarily through cash from operations and borrowings on our revolving credit facility.  Our revolving credit facility requires us to use our daily cash receipts to reduce outstanding borrowings, which results in us maintaining zero cash balances when there are balances outstanding under the credit facility.  The amount of available borrowings under our revolving credit facility is based on formula-determined amounts of trade receivables and inventories.

Our revolving credit facility requires us to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 if excess availability falls below $10.0 million.  At March 31, 2011 excess availability was $27.7 million.  However, as of March 31, 2011, our fixed charge coverage ratio was 0.9; as such, we could only borrow $17.7 million of such $27.7 million excess availability without violating the financial covenants of the facility.  Current forecasts indicate that we will be able to maintain excess availability of at least $10.0 million throughout 2011.  However, if future operating results differ materially from our predictions and excess availability falls below $10.0 million, we could violate our fixed charge coverage ratio requirement if the fixed charge coverage ratio at such time is less than 1.0.  The credit facility is collateralized by substantially all of our operating assets and failure to comply with the covenants contained in the credit facility could result in the acceleration of the outstanding balance under the facility prior to its stated maturity date.  Additionally, our lender can restrict our ability to incur additional secured indebtedness and can declare a default under the credit facility in the event of, among other things, a material adverse change in our business.  In the event of an uncured default of our credit facility agreement, we would seek to refinance the facility with a new group of lenders or, if required, we will use other existing liquidity resources (which could include funds provided by our affiliates).  However, there is no assurance that such financing could be obtained, or if obtained that it would not be on terms that would result in higher costs to us (such as a higher interest rate on outstanding borrowings).  If we were unable to obtain such financing, our liquidity could be negatively affected.

Our dependence on borrowing availability from our revolving credit facility could have important consequences to our stockholders and creditors, including:

•	making it more difficult for us to satisfy our obligations with respect to our liabilities;

•	increasing our vulnerability to adverse general economic and industry conditions;

•
requiring a portion of our cash flow from operations be used for the payment of interest on our debt, therefore reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business, regulatory requirements and the industry in which we operate; and

•	placing us at a competitive disadvantage relative to other less-leveraged competitors.

Demand for, and prices of, certain of our products are cyclical and we are currently operating in depressed market conditions, which may result in reduced earnings or operating losses.

A significant portion of our revenues are attributable to sales of products into the agricultural and construction industries.  These two industries themselves are cyclical and changes in those industries’ economic conditions can significantly impact our earnings and operating cash flows.  We believe these industries were at the lowest point of their business cycle during 2009 and began a modest recovery during 2010.  However, we are unable to predict with a high degree of certainty when demand will return to the levels experienced prior to the fourth quarter of 2008.  Our operating results and our business and financial condition could be adversely affected by, among other things, economic conditions, availability of credit to fund agricultural and construction projects, short and long-term weather patterns, interest rates and embargos placed by foreign countries on U.S. agricultural products.

We sell the majority of our products in mature and highly competitive industries and face price pressures in the markets in which we operate, which may result in reduced earnings or operating losses.

The markets in which we operate our businesses are highly competitive.  Competition is based on a number of factors, such as price, product quality, delivery times and service.  Some of our competitors may be able to drive down prices for our products because the competitors’ costs are lower than our costs.  In addition, some of our competitors’ financial, technological and other resources may be greater than our resources, and such competitors may be better able to withstand negative changes in market conditions.  Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.  Further, consolidation of our competitors or customers in any of the industries in which we compete may result in reduced demand for our products.  Additionally, in some of our businesses new competitors could emerge by modifying their existing production facilities so they could manufacture products that compete with our products.  The occurrence of any of these events could result in reduced earnings or operating losses.

Many of EWP’s products are ultimately used in infrastructure projects by local, state or federal governments.

Such projects are impacted by the availability of governmental funding for such projects.  A decline in the availability of governmental funds for such projects could ultimately result in a decline in demand or selling prices of EWP’s products.  Such a decline could result in reduced earnings or operating losses.

Global producers of wire rod are able to import their products into the U.S. with minimal tariffs and duties.

Many of these global wire rod producers are able to produce wire rod at costs lower than we incur in our production.  As such, these wire rod imports are often able to be priced at lower levels than similar products manufactured by us.  In addition, we believe certain foreign governments subsidize their local wire rod producers.  These events can adversely impact our shipment levels and pricing decisions and, as such, could result in reduced earnings or operating losses.

Higher costs or limited availability of ferrous scrap may decrease our liquidity.

The cost of ferrous scrap, our primary raw material, can fluctuate significantly and our product selling prices cannot always be adjusted, especially in the short-term, to recover the costs of increases in ferrous scrap prices.  Additionally, should our local ferrous scrap suppliers not be able to meet their contractual obligations, we may incur higher costs for ferrous scrap.

Climate change legislation could negatively impact our financial results or limit our ability to operate our businesses.

We believe all of our production facilities are in substantial compliance with applicable environmental laws.  Proposed legislation is being considered to limit green house gases through various means, including emissions permits and/or energy taxes.  Our production facilities consume large amounts of energy, including electricity and natural gas.  To date the permit system in effect has not had a material adverse effect on our financial results.  However, future green house gas legislation could negatively impact our future results from operations through increased costs of production, particularly as it relates to our energy requirements.  If such increased costs of production were to materialize, we may be unable to pass price increases on to our customers to compensate for increased production costs, which may decrease our liquidity, operating income and results of operations.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements in this prospectus or the documents that are incorporated by reference into this prospectus that are not historical in nature are forward-looking and are not statements of fact.  Some statements found in this prospectus or the documents that are incorporated by reference into this prospectus are forward-looking statements that represent our beliefs and assumptions based on available information at the time such statements were made.  In some cases, you can identify these forward-looking statements by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology, or by discussions of strategies or trends.  Although we believe the expectations reflected in forward-looking statements are reasonable, we do not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results.  Actual future results could differ materially from those predicted.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially from those described herein are the risks and uncertainties discussed in “Risk Factors” beginning on page [•] and elsewhere in this prospectus, the section entitled “Risk Factors”  in our Annual Report on Form 10-K for the year ended December 31, 2010 and all other information in the documents that are incorporated by reference into this prospectus including, but not limited to, the following:

•	Future supply and demand for our products (including cyclicality thereof),

•	Customer inventory levels,

•	Changes in raw material and other operating costs (such as ferrous scrap and energy),

•	Availability of raw materials,

•	The possibility of labor disruptions,

•	General global economic and political conditions,

•	Competitive products (including low-priced imports) and substitute products,

•	Customer and competitor strategies,

•	The impact of pricing and production decisions,

•	Environmental matters (such as those requiring emission and discharge limits for existing and new facilities),

•	Government regulations and possible changes thereof,

•	Significant increases in the cost of providing medical coverage to employees,

•	The ultimate resolution of pending litigation, U.S. EPA investigations and audits conducted by the Internal Revenue Service,

•	International trade policies of the United States and certain foreign countries,

•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime, supply disruptions and transportation interruptions),

•	Our ability to renew or refinance credit facilities,

•	The ability of our customers to obtain adequate credit,

•	Any possible future litigation, and

•	Other risks and uncertainties as discussed in this or the documents that are incorporated by reference into this prospectus.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We do not undertake any obligations to update or revise any forward-looking statement whether as a result of changes in new information, future events or otherwise.

USE OF PROCEEDS

Contran has agreed pursuant to a letter agreement, dated [•], 2011, to fully exercise its basic subscription rights.  Contran has also agreed to exercise its over-subscription privilege to the fullest extent possible.  Accordingly, even if no stockholder other than Contran were to exercise its subscription rights, the subscription rights offering will be fully subscribed.

The proceeds from the sale of shares of common stock in this subscription rights offering will be approximately $[•] million.  Contran has agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.  Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering,  and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering. See “The Subscription Rights Offering—Agreement with Contran.”

DIVIDEND POLICY

We have not paid cash dividends on our common stock since 1977.  Our current intention continues to be to retain all earnings to fund working capital requirements, capital expenditures and scheduled debt repayments.  While, as discussed in “Use of Proceeds” above, we intend to use all of the proceeds of the subscription rights offering to declare a special one-time cash dividend of $[•] per share of common stock, there is no assurance that we would pay any regular or other special dividend in the foreseeable future.

MARKET PRICE OF COMMON STOCK

Our common stock is quoted on the OTCQB under the trading symbol “KYCN.”  The following table sets forth, for the periods indicated, the high and low closing sale prices for our shares of common stock, as reported by the OTCQB, based on published financial sources.

	Keystone Common Stock Market Price
	High	Low
Year ended December 31, 2009
First quarter	$6.25	$2.40
Second quarter	3.32	2.25
Third quarter	4.11	2.70
Fourth quarter	5.05	3.50
Year ended December 31, 2010
First quarter	$5.50	$4.00
Second quarter	5.97	4.65
Third quarter	6.05	4.55
Fourth quarter	5.75	4.55
Year ended December 31, 2011
First quarter	$8.75	$4.70
Second quarter through June 15, 2011	9.19	6.95

On May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering, the last reported sales price of our common stock on the OTCQB was $8.44.  On [•], 2011, the last trading day prior to the date of this prospectus (which is the last trading day prior to the announcement of the commencement of the subscription rights offering at the subscription price of $[•] per share), the last reported sales price of our common stock on the OTCQB was $[•].

As of June 15, 2011, we had approximately 1,200 holders of record of our common stock.  This number does not include the number of persons whose shares of common stock are held in nominee or “street name” accounts through banks, brokers or other nominees.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2011 (1) on an actual basis; and (2) as adjusted to give effect to the sale of all 3,025,483 shares of common stock in the subscription rights offering and the application of the proceeds therefrom.

You should read this table in conjunction with “Selected Consolidated Historical Financial and Operating Data” and “Use of Proceeds,” as well as in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which are incorporated by reference in this prospectus.

	As of March 31, 2011
	Actual		As Adjusted
	(In Thousands)
Cash and cash equivalents (1)	$	---	$	---

Long-term debt		$948		$948
Stockholder’s equity
Common stock $.01 par value, 20,000,000 shares authorized and 12,101,932 issued and outstanding (as adjusted, 15,127,415 issued and outstanding)		121		151
Additional paid-in capital		98,863		[•	]
Accumulated other comprehensive loss		(96,720)		(96,720)
Retained earnings		197,286		[•	]
Total stockholder’s equity		199,550		199,550
Total Capitalization		$200,498		$200,498
________________
(1)
As discussed in the section entitled “Use of Proceeds,” assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].  Accordingly, after giving effect to the payment of such dividend, there will be no increase in our cash and cash equivalents as a result of completion of the subscription rights offering.  Further, since Contran has agreed, in a letter agreement, dated [•], 2011, to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, neither the proceeds from this subscription rights offering nor our cash and cash equivalents will be reduced by any fees or expenses relating to the subscription rights offering.

THE SUBSCRIPTION RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the holders of record of our common stock as of 5:00 p.m., New York City time, on [•], 2011, an aggregate of 12,101,932 non-transferable subscription rights to purchase shares of our common stock for a subscription price of $[•] per share.  The subscription rights will entitle the holders of record of our common stock to purchase an aggregate of 3,025,483 shares of common stock for an aggregate subscription price of $[•].  As described elsewhere in this prospectus, the subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., New York City time, on the record date.  Each whole subscription right gives our stockholders the opportunity to purchase 0.25 shares of our common stock for $[•] per share and carries with it a basic subscription right and an over-subscription privilege.

We intend to keep the subscription rights offering open until [•], 2011, unless our board of directors, in its sole discretion, extends such time or terminates the offering.

See “The Subscription Rights Offering—Procedures for DTC Participants” and “The Subscription Rights Offering—Beneficial Owners” for information regarding subscriptions by DTC participants and beneficial owners, respectively.

Basic Subscription Right

Each basic subscription right entitles you to purchase 0.25 shares of our common stock, upon delivery of the required documents and payment of the subscription price of $[•] per share, prior to the expiration of the subscription rights offering.  You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., New York City time, on the record date.  You may exercise all or a portion of your basic subscription right; however, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

We will not issue fractional shares of common stock in the subscription rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole share a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

For example, if you owned 100 shares of our common stock on the record date, you would be granted 100 subscription rights and you would have the right to purchase 25 shares of our common stock for $[•] per share (or a total payment of $[•]).  However, because we will not issue fractional shares of our common stock in the subscription rights offering, if you owned 103 shares of our common stock on the record date, you would be granted 103 subscription rights, but you would have the right to purchase only 25 shares of our common stock (rounded down to the nearest whole share) for $[•] per share (or a total payment of $[•]).

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.

Over-Subscription Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription rights.  If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full.  If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each person properly exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under his, her or its basic subscription rights.  If this pro rata allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising over-subscription privileges on the same pro rata basis described above.  The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the subscription rights offering.  If you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the subscription rights offering.  We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription request to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription rights.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.  To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

Agreement with Contran

Contran beneficially owns 9,096,379 shares of our common stock, which represents approximately 75.2% of all our issued and outstanding shares of common stock. In a letter agreement with us dated [•], 2011, Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

The number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock.

In addition to agreeing to fully exercise its basic subscription right, and to exercise its over-subscription privilege to the fullest extent possible, thereby assuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, the letter agreement with Contran dated [•], 2011 also provides for the following:

•
Contran has agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, even if the subscription rights offering is not completed;

•
Assuming the subscription rights offering is completed, we have agreed to declare the special one-time cash dividend of $[•] per share immediately following the completion of the subscription rights offering, with such special one-time cash dividend to be paid to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering; and

•
In return for such commitment of Contran that ensures the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran, such that Contran will only be required to pay to the subscription agent, prior to expiration of the subscription rights offering, an aggregate amount of $[•].  This $[•] amount is the difference between (1) the maximum aggregate subscription price Contran would be required to pay in connection with its exercise of its subscription rights (which would occur if none of our stockholders other than Contran participated in the subscription rights offering) and (2) the aggregate amount of the special one-time cash dividend that would be payable to Contran in the event none of our stockholders other than Contran participated in the subscription rights offering.  This $[•] amount is also the minimum aggregate amount of the special one-time cash dividend that would be paid to all of our stockholders other than Contran (which would occur if none of our stockholders other than Contran participated in the subscription rights offering); to the extent any of our stockholders other than Contran participated in the subscription rights offering, a portion of the funds representing such stockholders’ aggregate subscription price would be used to pay the special one-time cash dividend to all of our stockholders other than Contran.

•
All amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran.  Following the payment date for the special one-time cash dividend, and to the extent (and only to the extent) any of our stockholders other than Contran participated in the subscription rights offering, the subscription agent will return a portion of such funds previously paid by Contran in an amount such that (1) Contran will be deemed to have fully paid for all of the shares of our common stock actually acquired by Contran in the subscription rights offering and (2) we will be deemed to have fully paid to Contran the aggregate amount of the special one-time cash dividend that would be payable to Contran.

The exercise by Contran of its basic subscription rights and its over-subscription privilege, to the extent exercised, will result in Contran being able to continue to exercise substantial control over matters requiring stockholder approval upon completion of the offering.  Please see the “Risk Factors” section of this prospectus for more information.

Purpose of Subscription Rights Offering

We are conducting the subscription rights offering to provide us with the opportunity to declare and pay a special one-time cash dividend to our stockholders.  In addition, as discussed elsewhere in this prospectus, the subscription rights offering provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group; however, there is no assurance Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.

Historically, limitations contained in our revolving credit facilities did not permit us to pay dividends on our common stock.  In August 2010, we amended the terms of our revolving credit facility that, among other things, now permit us to pay dividends on our common stock under certain conditions.  On May 19, 2011, we further amended the terms of our revolving credit facility to exclude cash dividends we pay, to the extent funded with proceeds we receive from the issuance of our equity securities (such as the special one-time cash dividend), from the definition of fixed charges for purposes of certain financial covenants contained in the credit facility.

Since Contran has agreed to fully exercise its basic subscription right and, subject to the availability of shares, has also agreed to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.  Furthermore, Contran has also agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.

Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

In February 2011, Contran, our controlling stockholder, commenced a tender offer with respect to our common stock.  Contran sought to purchase a sufficient number of shares of common stock in the tender offer to include us in the Contran Tax Group in order to achieve certain income tax efficiencies.  On March 8, 2011, Contran completed the tender offer and purchased approximately 1.6 million shares of our common stock, increasing its ownership of our common stock to approximately 75.2% — 4.8% short of the 80% ownership threshold necessary for us to become a member of the Contran Tax Group.

On May 13, 2011, representatives of Contran proposed to the members of our board of directors who are not affiliated with Contran that we commence a subscription rights offering.  The representatives of Contran also communicated that in the event we were to commence a subscription rights offering at a subscription price that was acceptable to Contran, Contran would commit to fully exercising its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering would be fully subscribed, regardless of the extent (if any) to which our other stockholders were to participate in the subscription rights offering.  Contran also offered to reimburse us for all reasonable out-of-pocket fees and expenses that we would incur in connection with the subscription rights offering.

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering, and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we would agree with Contran that (i) our board of directors would declare the special one-time cash dividend immediately following the completion of the subscription rights offering, (ii) Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran and (iii) all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

Contran and the members of our board of directors who are not affiliated with Contran each noted that, among other things, completion of the subscription rights offering provided the opportunity for all of the holders of our common stock to receive a special one-time cash dividend.  Contran and the members of our board of directors who are not affiliated with Contran also acknowledged that completion of the subscription rights offering provided Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group, but that since the number of additional shares of our common stock that would actually be acquired by Contran in the subscription rights offering would be dependent on the extent to which the other holders of our common stock were to participate in the subscription rights offering, there could be no assurance that Contran would be able to acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.  Contran and the members of our board of directors who are not affiliated with Contran also noted that holders of our common stock would have the opportunity to participate in the subscription rights offering on the same terms and conditions as Contran.  Also, to the extent a holder of our common stock desired to participate in the subscription rights offering in order to maintain his, her or its same relative ownership percentage interest in us, which would occur if such holder elected to exercise his, her or its basic subscription right in full but not exercise his, her or its over-subscription privilege, then the aggregate amount of the special one-time cash dividend such holder would receive would be the same amount of funds such holder would need to exercise his, her or its basic subscription right in full.

Contran and the members of our board of directors who are not affiliated with Contran also discussed the potential pricing terms of the subscription rights offering.  Contran indicated that it would be willing to provide its commitment to fully exercise its subscription rights (including its over-subscription privilege) at a subscription price that would represent a premium from our market price on May 13, 2011, given that the proceeds from the subscription rights offering would be used to declare and pay a special one-time cash dividend that all holders of our common stock, including Contran, would receive.  Given the terms of a proposed subscription rights offering as outlined by Contran, the members of our board of directors who are not affiliated with Contran instructed our management to negotiate the terms of a letter agreement with Contran that contained the various terms discussed by Contran and us.

At a special meeting of our board of directors on May 19, 2011, the members of our board of directors who are not affiliated with Contran (with the two members of our board of directors who are also officers and directors of Contran abstaining), approved the terms of the proposed letter agreement with Contran as described herein, and authorized the filing of the initial registration statement of which this prospectus is a part.

As noted above, the subscription rights offering also provides Contran with an opportunity to acquire a sufficient number of additional shares of our common stock for us to become a member of the Contran Tax Group, while at the same time providing all of our other stockholders the opportunity to purchase additional shares of our common stock on the same terms and conditions.  There is no assurance that Contran will acquire a sufficient number of additional shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group.  If no stockholders other than Contran exercise their subscription rights, Contran will acquire all 3,025,483 shares of common stock being offered pursuant to this subscription rights offering.  In such event, Contran will beneficially own 12,121,862 shares of common stock, which would represent approximately 80.1% of our issued and outstanding shares of common stock, and we would become a member of the Contran Tax Group.  However, the number of shares which Contran can actually subscribe for in this subscription rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 2,274,094 and 3,025,483.

If Contran acquires a sufficient number of shares of our common stock in the subscription rights offering for us to become a member of the Contran Tax Group:

•	Contran would aggregate taxable income or losses generated by us while we are included in the Contran Tax Group with the taxable income or losses generated by other members of the Contran Tax Group;

•
we would enter into a tax sharing agreement with Contran.  The form of such tax sharing agreement is an exhibit to the registration statement of which this prospectus is a part.  In accordance with such tax sharing agreement, Contran’s policy for intercompany allocation of income taxes provides that subsidiaries included in the Contran Tax Group compute their provision for income taxes on a separate company basis.  Generally, subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the IRS had they not been members of the Contran Tax Group.  The separate company provisions and payments are computed using the tax elections made by Contran; and

•
we would be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which we are included in the Contran Tax Group.  However, Contran would also agree to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid in accordance with its tax allocation policy discussed above.

In the event we were to become a member of the Contran Tax Group as a result of the subscription rights offering, Contran has indicated to us that the potential federal income tax liability for which we would become jointly and severally liable is currently not material, primarily because of net operating loss carryforwards which Contran currently has.  As a result, becoming so jointly and severally liable would not be expected to have any material effect on our financial position, results of operations or liquidity.  In addition, in the event such potential federal income tax liability for which we would become jointly and severally liable were to become material in the future, we would nevertheless not expect such liability to have any material effect on our financial position, results of operations or liquidity, as pursuant to the tax sharing agreement we would enter into with Contran, Contran would indemnify us with respect to the portion of such liability in excess of our own tax liability.

The subscription rights offering will not affect our status as a public reporting company or the fact that our shares are quoted on the OTCQB.  In addition, to the extent stockholders other than Contran exercise subscription rights, such purchased shares of common stock will increase the number of shares of our common stock that might otherwise trade publicly, thereby improving the liquidity of our shares of common stock.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

Use of Proceeds of the Subscription Rights Offering

The proceeds from the sale of shares of common stock in this subscription rights offering will be approximately $[•] million.  Contran has agreed, in a letter agreement, dated [•], 2011, to fully exercise its basic subscription rights and to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed even if no stockholders other than Contran exercise subscription rights.  Furthermore, Contran has also agreed to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering.  Accordingly, the proceeds from this subscription rights offering will not be reduced by any fees or expenses.  Assuming the subscription rights offering is completed, we intend to use all of the proceeds of the subscription rights offering to declare and pay a special one-time cash dividend of $[•] per share to all of the holders of record of our common stock on the record date to be determined by our board of directors shortly after completion of the subscription rights offering.  Based on the 15,127,415 shares of common stock that would be outstanding after the completion of the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act), the aggregate amount of such special one-time cash dividend would be $[•].

In return for Contran’s commitment to fully exercise its subscription rights (including its over-subscription privilege), thereby ensuring that the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering,  and in return for Contran’s agreement to reimburse us for all reasonable out-of-pocket fees and expenses we incur in connection with the subscription rights offering, we have agreed with Contran that Contran may offset the amount it would be required to pay us upon exercise of its subscription rights (including its over-subscription privilege) by the aggregate amount of the special one-time cash dividend that would otherwise be payable by us to Contran.  We have also agreed with Contran that our board of directors will declare the special one-time cash dividend immediately following the completion of the subscription rights offering, and that all amounts to be paid by Contran and all of our other stockholders who may participate in the subscription rights offering (to the extent such other stockholders acquire shares of our common stock in the subscription rights offering) will be retained by the subscription agent (which is also the transfer agent and dividend paying agent for our common stock) until the payment date for the special one-time cash dividend, thereby assuring that our transfer agent will have the funds necessary to pay the special one-time cash dividend to all of our stockholders other than Contran at the time of the completion of the subscription rights offering.

Delivery of Shares of Common Stock Acquired in the Subscription Rights Offering

If you purchase shares in the subscription rights offering by submitting a subscription rights certificate and payment, the subscription agent will mail you a stock certificate or credit the shares to your direct registration account with Computershare Trust Company, N.A., the transfer agent of our common stock, evidencing the new shares purchased as soon as practicable after the completion of the subscription rights offering.  If a new stock certificate is issued, one certificate will be generated for each subscription rights certificate processed.  Until your stock certificate is received or your shares are credited to your direct registration account, as applicable, you may not be able to sell the shares of common stock acquired in the subscription rights offering.

If, as of the record date, your shares were held by a broker, dealer, bank or other nominee, and you participate in the subscription rights offering, you will not receive stock certificates for your new shares.  Your broker, dealer, bank or other nominee will be credited with the shares of common stock you purchase in the subscription rights offering as soon as practicable after the completion of the subscription rights offering.  Until the account of your broker, dealer, bank or other nominee is credited with the shares, you may not be able to sell the shares of common stock acquired in the subscription rights offering.

Subscription Price

The subscription price in the subscription rights offering is $[•] per share of common stock, payable in cash.  If the subscription rights offering is terminated or cancelled or if you oversubscribe for more shares of common stock than are available, then your funds will be returned to you promptly, without interest or deduction.

Determination of the Subscription Price

The specific subscription price was determined by our board of directors.  Our board of directors determined the subscription price after considering several factors, including (1) the price at which our stockholders, including Contran, might be willing to participate in the subscription rights offering, (2) the price at which Contran indicated it would participate in the subscription rights offering and fully exercise its basic subscription right and, subject to the availability of shares, its over-subscription privilege to the fullest extent possible, thereby assuring that the subscription rights offering would be fully subscribed, (3) the historical and current trading prices for our common stock, (4) our business prospects and (5) the general condition of the securities market.  We cannot assure you that the market price for our common stock during the subscription rights offering will increase so that it is equal to or above the subscription price or that a subscribing owner of subscription rights will be able to sell the shares of common stock purchased in the subscription rights offering at a price equal to or greater than the subscription price.  Further, the subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the subscription rights offering.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

The subscription price represents a premium of [•]% to the last reported sales price of our common stock on the OTCQB on May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering.

Our chairman, Mr. Glenn Simmons, is also a director of Contran and other Contran subsidiaries.  Additionally, Mr. Watson, another of our directors, is a director and president of Contran, and is also a director and officer of other Contran subsidiaries.  Messrs. Glenn Simmons and Watson abstained from voting on any determinations by our board of directors as to the subscription price.

Expiration of the Subscription Rights Offering and Extensions, Amendments and Termination

The subscription rights offering will expire at 5:00 p.m., New York City time, on [•], 2011 unless we decide, in our sole discretion, to extend the expiration date.  We will extend the duration of the subscription rights offering as may be required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give stockholders more time to exercise their subscription rights in the subscription rights offering.  We may extend the expiration date of the subscription rights offering by giving oral or written notice to the subscription agent or information agent on or before the scheduled expiration date.  If we elect to extend the expiration of the subscription rights offering, then we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.  After the expiration date of the subscription rights offering, all unexercised subscription rights will be null and void.  We will not be obligated to honor any purported exercise of subscription rights which the subscription agent received after the expiration of the subscription rights offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.  We do not anticipate extending the expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the subscription rights offering (including the maximum number of shares of common stock we may issue in the subscription rights offering or the subscription price per share to be paid to exercise your subscription rights).  If we amend or modify the terms of the subscription rights offering, then we will issue a press release announcing such amendment or modification, and we shall file with the SEC such documents and other information relating to the amendment or modification as is required under the Securities Act.  If we amend or modify certain terms of the subscription rights offering, then we will extend the expiration date of the subscription rights offering.

We may terminate or cancel the subscription rights offering in our sole discretion at any time before the expiration date of the subscription rights offering for any reason.  If we terminate or cancel the subscription rights offering for any reason, then any subscription funds you paid to the subscription agent will be refunded, without interest or deduction, as soon as practicable.  In addition, if we cancel or terminate the subscription rights offering, we will not declare or pay the special one-time cash dividend of $[•] per share.

Condition to Completion

It is a condition to the completion of the subscription rights offering that no court or regulatory body prohibit or restrict any of our stockholders from participating in the subscription rights offering on the terms described in this prospectus.  If this condition is not satisfied as of the expiration date of the subscription rights offering, then we may extend the expiration date of the subscription rights offering, or we may terminate and cancel the subscription rights offering.

Subscription Procedures

In order to exercise subscription rights, you must:

•	complete and sign your subscription rights certificate; and

•
deliver the completed and signed subscription rights certificate, together with payment in full of the subscription price for each share of common stock subscribed for under your subscription rights (including under your over-subscription privilege) (see “The Subscription Rights Offering—Subscription Payments”) to the subscription agent before the expiration of the subscription rights offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

If you do not indicate the number of shares of common stock to be subscribed for on your subscription rights certificate or notice of guaranteed delivery (as applicable), or if you indicate a number of shares of common stock that do not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of shares of common stock that may be subscribed for, under both the basic subscription right and the over-subscription privilege, for the aggregate purchase price you delivered.  If we do not apply your full subscription price payment to your purchase of shares of our common stock, then we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the subscription rights offering.

If you subscribe for fewer than all of the shares of common stock represented by your subscription rights certificate, then the unexercised subscription rights will become null and void on the expiration date of the subscription rights offering.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, dealer, bank or other nominee, then you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights and deliver all documents and subscription price payment on your behalf before 5:00 p.m., New York City time, on [•], 2011 the expiration date of the subscription rights offering, unless extended.

The method of delivery of the subscription rights certificate and the payment of the subscription price to the subscription agent is at your election and risk.  If you send your subscription rights certificate and payment by mail, then they should be sent by registered mail, properly insured.  You should also allow sufficient time to ensure delivery to the subscription agent and clearance of payment of the subscription price prior to the expiration date of the subscription rights offering.

You should carefully read the instructions accompanying the subscription rights certificate and follow them closely.  You should send your subscription rights certificate, with payment, to the subscription agent.  DO NOT SEND YOUR SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENT TO US.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, dealer, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on [•], 2011, the expiration date of the subscription rights offering, unless extended.  If you do not exercise your subscription rights prior to the expiration date, as that date may be extended, they will expire and be null and void.

Subscription Payments

You must pay for all shares of common stock you subscribe for (including pursuant to your over-subscription privilege) by check or bank draft drawn upon a United States bank, or postal, or express money order, payable to Computershare Trust Company, N.A. as the subscription agent.

The subscription price will be considered received by the subscription agent only upon:

•	clearance of an uncertified check; or

•	receipt by the subscription agent of a certified or cashier’s check or bank draft drawn upon a United States bank or of a postal, or express money order.

Funds paid by uncertified personal check may take several business days to clear.  Accordingly, if you wish to pay the subscription price by uncertified personal check, then you should make payment sufficiently in advance of the expiration date of the subscription rights offering to ensure its receipt and clearance by that time.  To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the expiration date, we urge you to consider payment by means of certified or cashier’s check or money order.  We highly recommend that if you intend on paying the subscription price by personal check, then your subscription payment should be received by the subscription agent sufficiently in advance of the expiration date, as extended, to ensure that such payment is received and clears by such date.  If your check does not clear before the expiration date, as extended, then you will not receive any shares of common stock, and our only obligation will be to return your subscription payment, without interest or deduction.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon completion of the subscription rights offering.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the subscription rights offering, then you may nevertheless exercise the subscription rights if:

•	before the expiration date, the subscription agent receives:

o	payment for the number of shares of common stock you subscribe for pursuant to your basic subscription right and, if applicable, your over-subscription privilege; and

o
a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three trading days following the date of that notice; and

•	within this three-trading day period, the subscription agent receives the properly completed subscription rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription rights certificate.  In addition, eligible institutions may deliver the notice of guaranteed delivery by facsimile transmission (facsimile number (617) 360-6810).  To confirm facsimile deliveries, call (781) 575-2332.  You should refer to the form titled “Notice of Guaranteed Delivery For Subscription Rights Certificate,” which is provided with the “Instructions as to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificates” distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases.  We may reject the exercise of any of your subscription rights because of any defect or irregularity.  We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the subscription rights offering or in proper form.  We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Revocation

If you are a holder of record of our common stock and have exercised your subscription rights, then you may revoke such exercise prior to the expiration date of the subscription rights offering, which is 5:00 p.m., New York City time, on [•], 2011 unless extended by us.  In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the subscription agent, at its address set forth in this prospectus, prior to the expiration of the subscription rights offering.  Any such notice of revocation must (1) specify the name of the holder of record who has exercised the subscription rights being revoked, (2) identify the subscription rights certificate(s) for which a subscription exercise is being revoked (including the certificate number or numbers and the number of shares of common stock for which such subscription rights certificate(s)may be exercised) and (3) be signed by the holder of record in the same manner as the original signature on the subscription rights certificate(s) previously tendered.  All questions as to the validity, form and eligibility (including time of receipt thereof) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties.  Any subscription rights certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of this subscription rights offering and no shares of common stock will be issued with respect thereto unless such subscription rights certificate is validly retendered.  Properly revoked subscription rights certificates may be retendered by following the procedures described above under “The Subscription Rights Offering—Subscription Procedures” and “The Subscription Rights Offering—Subscription Payments” at any time prior to the expiration of the subscription rights offering.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, dealer, bank or other nominee and such broker, dealer, bank or other nominee has exercised your subscription rights on your behalf and you wish to revoke such exercise, then you must instruct your broker, dealer or nominee to revoke your exercise of your subscription rights and deliver a notice of revocation on your behalf before 5:00 p.m., New York City time, on [•], 2011 the expiration date of the subscription rights offering, unless extended.

Restriction on Transferring Subscription Rights

Except in the limited circumstances described below, only you may exercise the basic subscription right and the over-subscription privilege.  You may not sell, give away or otherwise transfer the basic subscription right or the over-subscription privilege or any portion of such right or privilege.

Notwithstanding the foregoing, your subscription rights may be transferred by operation of law, for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted.  If the subscription rights are transferred as permitted, then evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the subscription rights offering.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, trustee, a depositary for securities or other nominee who holds shares of our common stock for the account of others on [•], 2011, the record date, then you should notify the respective beneficial owners of such shares of the subscription rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, then you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper subscription payment.  If you hold shares of our common stock for the account(s) of more than one beneficial owner, then you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, dealer, bank or other nominee, then we will ask your broker, dealer, bank or other nominee to notify you of the subscription rights offering.  If you wish to exercise your subscription rights, then you will need to have your broker, dealer, bank or other nominee act for you.  If you hold certificates of our common stock directly or through our transfer agent’s direct registration system and would prefer to have your broker, dealer, bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer, bank or other nominee with the other subscription rights offering materials.  If you wish to obtain a separate subscription rights certificate, then you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.  You should contact your broker, dealer, bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the subscription rights offering.  We are not responsible if you do not receive the form from your broker, dealer or nominee or if you receive it without sufficient time to respond.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription privilege may be made through the facilities of DTC.  If your subscription rights are held of record through DTC, then you may exercise your basic subscription right and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription privilege.

Foreign Stockholders; Stockholders with APO or FPO Addresses; Unknown Addresses

If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, or if your address is unknown, then a subscription rights certificate will not be mailed to you.  Instead, the subscription rights certificate will be held by the subscription agent for your account.  To exercise your subscription rights, you must notify the subscription agent prior to 5:00 p.m., New York City time, on [•], 2011, the third business day prior to the expiration date of the subscription rights offering.  Following receipt of such notice, the subscription agent may require additional information from the holder prior to accepting the exercise.  If no notice is received by such time, then the subscription rights represented thereby will expire.

Regulatory Limitation

We will not be required to issue shares of common stock pursuant to this subscription rights offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any federal, state or foreign regulatory authorities to acquire, own or control shares of common stock if such clearance or approval has not been obtained as of the expiration date of the subscription rights offering.

Board Authorization; No Board Recommendation

Our board of directors has reviewed and considered the terms of the subscription rights offering and has determined that the subscription rights offering is in the best interest of us and our stockholders.  Accordingly, our board of directors has authorized the issuance of up to 3,025,483 shares of common stock at a subscription price of $[•] per share pursuant to the subscription rights offering.

Despite the foregoing, our board of directors makes no recommendation to you about whether you should exercise any subscription rights.  You are urged to make an independent investment decision about whether to exercise your subscription rights based on your own assessment of our business, the subscription rights offering and your best interest.

Shares of Common Stock Outstanding After the Subscription Rights Offering

Based on the 12,101,932 shares of our common stock outstanding as of June 15, 2011, 15,127,415 shares of our common stock will be issued and outstanding following the subscription rights offering (including shares to be issued to Contran in the subscription rights offering in reliance on an exemption from the registration requirements of the Securities Act).

Since Contran has agreed to fully exercise its basic subscription rights and to exercise its over-subscription privilege to the fullest extent possible, the subscription rights offering will be fully subscribed even if no stockholders other than Contran exercise subscription rights.

Fees and Expenses

We will pay (and Contran will reimburse us for) all fees charged by the subscription agent and information agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

We will not issue fractional shares.  Fractional shares of common stock resulting from the exercise of the basic subscription right or the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

Listing

The subscription rights are non-transferable and will not be listed on a stock exchange or national market or quoted on any quotation system.  Our common stock will continue to be quoted on the OTCQB under the symbol “KYCN,” and the shares to be issued to you in connection with the subscription rights offering will be eligible for quotation on the OTCQB under the same symbol.

On May 18, 2011, the last trading day prior to the announcement of our intent to commence this subscription rights offering, the last reported sales price of our common stock on the OTCQB was $8.44.  On [•], 2011, the last trading day prior to the date of this prospectus (which is the last trading day prior to the announcement of the commencement of the subscription rights offering at the subscription price of $[•] per share), the last reported sales price of our common stock on the OTCQB was $[•].  We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Material United States Federal Income Tax Consequences

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights.  For a more detailed discussion, see “Material United States Federal Income Tax Consequences.”

Subscription Agent

The subscription agent is Computershare Trust Company, N.A.  The subscription agent’s address, to which you must make any required deliveries, is:

By First Class Mail:	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

We will pay (and Contran will reimburse us for) the fees and expense of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this subscription rights offering.

Questions about Exercising Subscription Rights

If you have other questions or need assistance, please contact the information agent, Georgeson Inc., at:

199 Water Street – 26th Floor
New York, NY 10038
Banks and Brokers call: (212) 440-9800
All others call toll free: (888) 613-3524

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the subscription rights offering to holders of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass through entities and their members, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the subscription rights offering or the related share issuance. The following summary does not address the tax consequences of the subscription rights offering or the related share issuance under foreign, state, or local tax laws.  This discussion is limited to U.S. holders that hold our common stock as a capital asset.  For purposes of this discussion, a “U.S. holder” is a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust with respect to which a United States court can exercise primary supervision or which has made an election under the applicable Treasury Regulations to be treated as a United States person.  If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, then the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE SUBSCRIPTION RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the subscription rights offering should be as follows:

Distribution of the Subscription Rights

A holder should not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the subscription rights offering.

Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the subscription rights offering should be zero. If either (i) on the date such subscription rights are distributed, the fair market value of the subscription rights is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in such common stock should be allocated between such common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights were distributed.

Expiration of the Subscription Rights

A holder which allows the subscription rights received in the subscription rights offering to expire should not recognize any gain or loss and no basis will be allocated to the subscription rights.

Exercise of the Subscription Rights

A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the subscription rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price paid for the common stock and the holder’s tax basis, if any, allocated to the subscription rights, as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Dividends on Shares of Common Stock

Distributions made to a holder on shares of common stock, including the shares acquired through the exercise of the subscription rights (including the special one-time cash dividend of $[•] per share of common stock that we intend to declare and pay with all of the proceeds of the subscription rights offering) generally will be taxable as ordinary income, but are generally expected to be treated as “qualified dividend income” (provided that the stockholder meets the holding period requirements discussed below), to the extent that the distributions are made out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Under federal income tax law, qualified dividend income received by individuals and other noncorporate stockholders before January 1, 2013 is taxed at long-term capital gains rate, which gains are currently taxed at a maximum rate of 15%.  For a dividend to constitute qualified dividend income, the stockholder generally must hold the shares paying the dividend for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, although a longer period may apply if the stockholder engages in certain risk reduction transactions with respect to the common stock.

For corporate stockholders, such dividends may be eligible for the dividends received deduction under Section 243 of the Internal Revenue Code.  However, corporate stockholders should be aware that certain limitations apply to the availability of the dividends received deduction, including rules which limit the deduction in cases where (1) certain holding period requirements are not met, (2) the corporate stockholder is obligated (e.g., pursuant to a short sale) to make related payments with respect to positions in substantially similar or related property, or (3) the corporate stockholder’s investment in shares is financed with indebtedness.   In addition, dividends received by our corporate stockholders on common stock not held for more than 2 years may be characterized as extraordinary dividends if the amount of the dividend equals or exceeds 10% of the holder’s basis in such stock.  In such a case, the corporate stockholder’s adjusted basis in the shares of common stock will be reduced by the portion of such extraordinary dividend that is nontaxable to the corporate stockholder.  Corporate stockholders should consult their own tax advisors regarding the application of these limitations to their particular situations.

Any distributions (including the special one-time cash dividend of $[•] per share of common stock that we intend to declare and pay with all of the proceeds of the subscription rights offering) in excess of our current or accumulated earnings and profits will be treated first as a tax-free return of capital which reduces the holder’s tax basis in our common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of our common stock.

Sale of Shares of Common Stock

A holder who sells shares of common stock which were acquired by exercise of the subscription rights received in the subscription rights offering will recognize capital gain or loss upon the sale of such shares equal to the difference between the amount realized upon the sale and the holder’s tax basis in the shares, as described above.  The capital gain or loss should be long-term if the holder has held the shares for more than one year.  Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 15% (scheduled to increase to a maximum rate of 23.8% for taxable years beginning on or after January 1, 2013), and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates.  If a holder has held the shares of common stock for one year or less, the holder’s gain or loss on the sale of such shares will be short-term.  Short-term capital gains are generally taxed at the rates applicable to ordinary income.  A holder’s ability to utilize any capital loss may be subject to substantial restrictions.

Information Reporting and Backup Withholding

A holder may be subject to backup withholding at a rate of 28% with respect to dividend payments on or gross proceeds from the disposition of common stock acquired through the exercise of the subscription rights.  Withholding generally applies only if a holder (i) fails to furnish its social security or other taxpayer identification number, or TIN, (ii) furnishes an incorrect TIN, (iii) fails to report dividends properly or (iv) fails to provide a certified statement signed under penalties of perjury that the TIN provided is correct and that the holder is not subject to backup withholding.

DESCRIPTION OF CAPITAL STOCK

General

As of June 15, 2011, our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of June 15, 2011, there were 12,101,932 shares of common stock outstanding held of record by approximately 1,200 stockholders.

Dividends.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Voting Rights.  Each holder of common stock is entitled to one vote per share on each matter to be voted on by stockholders.  Because there is no cumulative voting of shares, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so.

Liquidation Rights.  Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to stockholders.

Other Terms.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designations, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

The specific matters that our board of directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of us;

•	the terms of any redemption;

•	rights and terms of any conversion or exchange; and

•	any voting rights.

Although no shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal.  For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction.  Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock.  Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock.  Our board of directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Limitation on Liability of Directors

Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time.  Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request for any other enterprise as a director or officer.  We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.  Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

On or about [•], 2011, we will distribute by mail the subscription rights certificates and copies of this prospectus to our holders of record as of 5:00 p.m., New York City time, on [•], 2011, the record date.  It is our expectation that holders of record who hold shares of our common stock for beneficial owners will forward a copy of this prospectus and the related subscription information and forms to those beneficial owners in adequate time to permit beneficial holders to deliver to such holders of record instructions as to the investment decisions made by the beneficial owners.  In order to comply with the securities laws of the State of Arizona, we have hired First Southwest Company, a registered broker dealer, to assist us on a best efforts basis with respect to the offer and sale of our shares of common stock in the subscription rights offering to holders of record of our common stock who reside in the State of Arizona.

We have engaged Computershare Trust Company, N.A. as our subscription agent to assist in the distribution of the subscription rights certificates and this prospectus and the related subscription information and forms.  The subscription agent will process all subscription rights certificates from our holders of record and will distribute certificates representing the shares of common stock purchased by each holder of record upon the completion of the subscription rights offering.

If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares to the subscription agent at the following address:

By First Class Mail:	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

See “The Subscription Rights Offering—Subscription Procedures.”  If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions as to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificates, you should contact the information agent, at Georgeson Inc., at:

199 Water Street – 26th Floor
New York, NY 10038
Banks and Brokers call: (212) 440-9800
All others call toll free: (888) 613-3524

We have not agreed to enter into any standby or other arrangement to purchase or sell any subscription rights or any of our securities, other than the written commitment we received on [•], 2011 from Contran, our controlling stockholder, to fully exercise its basic subscription rights and its over-subscription privilege to the fullest extent possible.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the subscription rights offering.  Other than as described herein, we are not aware of any existing agreements between any stockholder, broker, dealer, underwriter or agreement relating to the sale or distribution of the stock underlying the subscription rights.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the subscription rights and the shares of common stock issuable upon exercise of the subscription rights have been passed upon for us by Baker Botts L.L.P., Dallas, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and special reports, proxy statements and other information with the SEC.  We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.  You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to you on the SEC’s web site at www.sec.gov, or from our web site at www.keystoneconsolidated.com.  However, the information on these web sites do not constitute a part of this prospectus and should not be relied upon in connection with making any decision with respect to this subscription rights offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is deemed to be part of this prospectus.  We incorporate by reference the documents set forth below, which we already have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Our Definitive Proxy Statement filed with the SEC on April 21, 2011; and

•	Our Current Reports on Form 8-K filed with the SEC on February 15, 2011, March 17, 2011, May 13, 2011, May 19, 2011 and May 25, 2011 (in each case only to the extent filed and not furnished).

You may obtain a copy of any or all of the reports or documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) in the “SEC Filings” section of our website at www.keystoneconsolidated.com.  We will also provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost.  Requests can be made at the address or phone number indicated below:

Keystone Consolidated Industries, Inc.
5430 LBJ Freeway, Suite 1740
Three Lincoln Centre
Dallas, Texas 75240
(972) 458-0028

KEYSTONE CONSOLIDATED INDUSTRIES, INC.
Subscription Rights to Purchase up to
3,025,483 Shares of Common Stock
at
$[•] per share

_______________

PROSPECTUS

          , 2011
_______________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, all of which shall be initially borne by the Registrant.  Pursuant to a letter agreement, dated [•], 2011, the Registrant’s majority stockholder, Contran Corporation, has agreed to reimburse the Registrant for all such fees and expenses.  All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$ 872.36
Legal fees and expenses	*
Blue sky fees and expenses	4,800.00
Accounting fees and expenses	15,000.00
Printing expenses	*
Subscription agent fees and expenses	*
Information agent fees and expenses	*
Miscellaneous	*
Total	$
_____________________

*   To be provided by amendment.

Item 14.  Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a “Proceeding”), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an “Agent” of the corporation), he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled in indemnity.

Article V of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall indemnify all officers and directors to the extent currently permitted by the DGCL.  Article IX of the Amended and Restated Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL, or (4) a transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

On [•], 2011 we entered into a letter agreement with Contran, our majority stockholder.  Subject to the terms and conditions of the letter agreement, Contran has agreed to fully exercise its basic subscription right to acquire 2,274,094 shares of common stock pursuant to the exercise of its basic subscription right in this subscription rights offering.  Contran has further agreed to exercise its over-subscription privilege to the fullest extent possible.  Because of this, the subscription rights offering will be fully subscribed, regardless of the extent (if any) to which our other stockholders participate in the subscription rights offering.

The subscription rights offering is being made to Contran in reliance on an exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, and shares issued in respect of its participation in the subscription rights offering are not covered by the registration statement of which this prospectus forms a part.  All purchases of our common stock to be made by Contran pursuant to the subscription rights offering will be made for investment purposes and not with a view to resale.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of the Registrant dated January 18, 2008, as filed with the Secretary of State of Delaware.  (Incorporated by reference to Exhibit 99.1 to the Registrant's Report on Form 8-K (File No. 001-03919) dated January 18, 2008).

3.2
Amended and Restated Bylaws of the Registrant dated August 31, 2005.  (Incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

4.1
Loan and Security Agreement dated August 31, 2005 by and between the Registrant and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.51 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

4.2
First Amendment to Loan and Security Agreement dated as of June 30, 2006 by and between the Registrant and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

4.3
Amendment No. 2 to Loan and Security Agreement dated as of March 23, 2007 by and between the Registrant and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

4.4
Amendment No. 3 to Loan and Security Agreement dated as of October 2, 2009 by and between the Registrant and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K (File No. 001-03919) dated October 2, 2009).

4.5
Amendment No. 4 to Loan and Security Agreement dated as of August 17, 2010 by and between the Registrant and Wells Fargo Capital Finance, LLC. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-03919) dated August 17, 2010).

4.6*	Amendment No. 5 to Loan and Security Agreement dated as of May 19, 2011 by and between the Registrant and Wells Fargo Capital Finance, LLC.
4.7*	Form of Subscription Rights Certificate
5.1**	Opinion of Baker Botts L.L.P.
10.1
Agreement Regarding Shared Insurance between the Registrant, CompX International Inc., Contran Corporation, Kronos Worldwide, Inc., NL Industries, Inc., Titanium Metals Corp. and Valhi, Inc. dated as of October 30, 2003.  (Incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

10.2
The Combined Master Retirement Trust between Contran Corporation and Harold C.  Simmons as amended and restated effective September 30, 2005.  (Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

10.3
Keystone Consolidated Industries, Inc. Master Retirement Trust I between the Registrant and U.S. Bank National Association as amended and restated effective January 1, 2006.  (Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

Exhibit No.	Description
10.4
Keystone Consolidated Industries, Inc. Master Retirement Trust II between the Registrant and U.S. Bank National Association as amended and restated effective January 1, 2006.  (Incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

10.5
Form of Deferred Compensation Agreement between the Registrant and certain executive officers.  (Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 001-03919) for the quarter ended March 31, 1999).

10.6
Intercorporate Services Agreement dated as of January 1, 2007 by and between the Registrant and Contran Corporation.  (Incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2007).

10.7**	Form of Letter Agreement, by and between the Registrant and Contran Corporation.
10.8**	Form of Tax Sharing Agreement, by and between the Registrant and Contran Corporation
21.1	Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2010).
23.1***	Consent of PricewaterhouseCoopers LLP
23.2**	Opinion of Baker Botts L.L.P. (Included as part of Exhibit 5.1).
24.1*	Powers of Attorney.
99.1*	Form of Instructions as to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificate
99.2*	Form of Notice of Guaranteed Delivery for Subscription Rights Certificate
99.3*	Form of Letter to Stockholders
99.4*	Form of Letter to Nominees
99.5*	Form of Letter to Clients of Nominees
99.6*	Form of Beneficial Owner Election Form
99.7*	Form of Nominee Holder Certification
__________
*           Previously filed with the initial filing of this registration statement.
**         Filed herewith; executed copy to be filed by amendment.
***       Filed herewith.

Item  17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(6)

(i)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 16, 2011.

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

By:   /s/ Bert E. Downing, Jr.
Bert E. Downing, Jr.
Vice President, Chief Financial Officer, Corporate Controller and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 16, 2011.

Signature	Title
/s/ *	Chairman of the Board
Glenn R. Simmons
/s/ *	Director
Thomas E. Barry
/s/ *	Director
Steven L. Watson
/s/ *	Director
Donald P. Zima
/s/ *	President and Chief Executive Officer
David L. Cheek
/s/ Bert E. Downing, Jr.	Vice President, Chief Financial Officer, Corporate Controller and Treasurer (Principal Financial and Accounting Officer)
Bert E. Downing, Jr.

*      By:     /s/ Bert E. Downing, Jr.
Bert E. Downing, Jr.
Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of the Company dated January 18, 2008, as filed with the Secretary of State of Delaware.  (Incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K (File No. 001-03919) dated January 18, 2008).

3.2
Amended and Restated Bylaws of the Company dated August 31, 2005.  (Incorporated by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

4.1
Loan and Security Agreement dated August 31, 2005 by and between the Company and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.51 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

4.2
First Amendment to Loan and Security Agreement dated as of June 30, 2006 by and between the Company and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

4.3
Amendment No. 2 to Loan and Security Agreement dated as of March 23, 2007 by and between the Company and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

4.4
Amendment No. 3 to Loan and Security Agreement dated as of October 2, 2009 by and between the Company and Wachovia Capital Finance Corporation (Central).  (Incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K (File No. 001-03919) dated October 2, 2009).

4.5
Amendment No. 4 to Loan and Security Agreement dated as of August 17, 2010 by and between the Company and Wells Fargo Capital Finance, LLC. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-03919) dated August 17, 2010).

4.6*	Amendment No. 5 to Loan and Security Agreement dated as of May 19, 2011 by and between the Company and Wells Fargo Capital Finance, LLC.
4.7*	Form of Subscription Rights Certificate
5.1**	Opinion of Baker Botts L.L.P.
10.1
Agreement Regarding Shared Insurance between the Company, CompX International Inc., Contran Corporation, Kronos Worldwide, Inc., NL Industries, Inc., Titanium Metals Corp. and Valhi, Inc. dated as of October 30, 2003.  (Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2003).

10.2
The Combined Master Retirement Trust between Contran Corporation and Harold C.  Simmons as amended and restated effective September 30, 2005.  (Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

10.3
Keystone Consolidated Industries, Inc. Master Retirement Trust I between the Company and U.S. Bank National Association as amended and restated effective January 1, 2006.  (Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

10.4
Keystone Consolidated Industries, Inc. Master Retirement Trust II between the Company and U.S. Bank National Association as amended and restated effective January 1, 2006.  (Incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2006).

10.5
Form of Deferred Compensation Agreement between the Company and certain executive officers.  (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-03919) for the quarter ended March 31, 1999).

10.6
Intercorporate Services Agreement dated as of January 1, 2007 by and between the Company and Contran Corporation.  (Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2007).

10.7**	Form of Letter Agreement, by and between the Company and Contran Corporation.
10.8**	Form of Tax Sharing Agreement, by and between the Company and Contran Corporation
21.1	Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 001-03919) for the year ended December 31, 2010).
23.1***	Consent of PricewaterhouseCoopers LLP
23.2**	Opinion of Baker Botts L.L.P. (Included as part of Exhibit 5.1).
24.1*	Powers of Attorney.
99.1*	Form of Instructions as to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificate
99.2*	Form of Notice of Guaranteed Delivery for Subscription Rights Certificate

Exhibit No.	Description
99.3*	Form of Letter to Stockholders
99.4*	Form of Letter to Nominees
99.5*	Form of Letter to Clients of Nominees
99.6*	Form of Beneficial Owner Election Form
99.7*	Form of Nominee Holder Certification
__________
*           Previously filed with the initial filing of this registration statement.
**         Filed herewith; executed copy to be filed by amendment.
***       Filed herewith.